UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

KELLOGG COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

Dear Shareowner:

It is my pleasure to invite you to attend the 2014 Annual Meeting of Shareowners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Time on April 25, 2014 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. We believe these rules allow us to provide our Shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Attendance at the Annual Meeting will be limited to Shareowners only. If you are a holder of record of Kellogg common stock and you plan to attend the meeting, please save your notice of electronic availability or proxy card, as the case may be, and bring it to the meeting to use as your admission ticket. If you plan to attend the meeting, but your shares are not registered in your own name, please request an admission ticket by writing to the following address: Kellogg Company Shareowner Services, One Kellogg Square, Battle Creek, MI 49017-3534. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Shareowners without tickets will only be admitted to the meeting upon verification of stock ownership.

If any Shareowner needs special assistance at the meeting, please contact Shareowner Services at the address listed above.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy or voting instruction card by mail, you may sign, date and mail the card in the envelope provided.

Sincerely,

John Bryant

President and Chief Executive Officer

March 11, 2014

KELLOGG COMPANY

One Kellogg Square

Battle Creek, Michigan 49017-3534

NOTICE OF THE ANNUAL MEETING OF SHAREOWNERS

TO BE HELD APRIL 25, 2014

TO OUR SHAREOWNERS:

The 2014 Annual Meeting of Shareowners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. Eastern Time on April 25, 2014 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect four Directors for a three-year term to expire at the 2017 Annual Meeting of Shareowners;

2.	To vote on an advisory resolution to approve executive compensation;

3.	To vote on a management proposal to declassify the Board of Directors;

4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for our 2014 fiscal year;

5.	To consider and act upon a Shareowner proposal requesting a human rights report, if properly presented at the meeting;

6.	To consider and act upon a Shareowner proposal to adopt simple majority vote, if properly presented at the meeting; and

7.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.

Only Shareowners of record at the close of business on February 26, 2014 will receive notice of and be entitled to vote at the meeting or any adjournments. We look forward to seeing you there.

By Order of the Board of Directors,

Gary Pilnick

Senior Vice President,

General Counsel, Corporate Development and Secretary

March 11, 2014

i

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PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREOWNERS

TO BE HELD ON FRIDAY, APRIL 25, 2014

ABOUT THE MEETING

Information About this Proxy Statement.

Why You Received this Proxy Statement.    You have received these proxy materials because our Board of Directors, which we refer to as the Board, is soliciting your proxy to vote your shares at the 2014 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Time at the W. K. Kellogg Auditorium, 50 West Van Buren Street, in Battle Creek, Michigan, on Friday, April 25, 2014, or any adjournments thereof. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On March 11, 2014, we began to mail to our Shareowners of record as of the close of business on February 26, 2014, either a notice containing instructions on how to access this proxy statement and our annual report online or a printed copy of these proxy materials. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at P.O. Box 64854, St. Paul, MN 55164-0854; phone number: (877) 910-5385.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our Shareowners electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Summary Processing.    The Securities and Exchange Commission’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. This printing method is referred to as “summary processing” and may result in cost savings. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted Shareowner prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any Shareowner to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a Shareowner sharing an address with another Shareowner and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who Can Vote — Record Date.    The record date for determining Shareowners entitled to vote at the annual meeting is February 26, 2014. Each of the approximately 359,192,060 shares of Kellogg common stock issued and outstanding on that date is entitled to one vote at the annual meeting.

How to Vote — Proxy Instructions.    If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareowner of record. As the shareowner of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet — If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on Thursday, April 24, 2014.

By Mail — If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.

If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

Whether you vote by telephone, over the Internet or by mail, you may specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1); whether you approve, disapprove, or abstain from voting on the advisory resolution to approve Kellogg’s executive compensation (Proposal 2); whether you approve, disapprove, or abstain from voting on the management proposal to declassify the Board of Directors (Proposal 3); whether you approve, disapprove or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014 (Proposal 4); and whether you approve, disapprove or abstain from voting on the Shareowner proposals, if properly presented at the meeting (Proposals 5 and 6).

When a properly executed proxy is received, the shares represented thereby, including shares held under our Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under our Savings & Investment Plans and other applicable employee benefit plans.

If the proxy is properly executed but you do not specify how you want to vote your shares on your proxy card or voting instruction card, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for Director as set forth under Proposal 1 — Election of Directors below, “For” Proposals 2 through 4, and “Against” Proposals 5 and 6, and otherwise at the discretion of the persons named in the proxy card.

Revocation of Proxies.    If you are a shareowner of record, you may revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to our Secretary;

•	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting.

If your shares are held in street name, you must contact your broker, nominee or trustee to revoke and vote your proxy.

Quorum.    A quorum of Shareowners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Shareowners at the annual meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for ratification of PricewaterhouseCoopers LLP (Proposal 4), but not for voting on the election of Directors (Proposal 1), the advisory resolution to approve Kellogg’s executive compensation (Proposal 2), the management proposal to declassify the Board of Directors (Proposal 3), or the Shareowner proposals (Proposals 5 and 6).

Required Vote.    Our Board has adopted a majority voting policy which applies to the election of Directors. Under this policy, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the Shareowner vote. Our Board’s Nominating and Governance Committee would then consider the offer of resignation and make a recommendation to our independent Directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”

Under Delaware law, a nominee who receives a plurality of the votes cast at the Annual Meeting will be elected as a Director (subject to the resignation policy described above). The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as Directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether or not our Director resignation policy will apply to that individual. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.

The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the annual meeting is necessary to approve the advisory resolution on Kellogg’s executive compensation (Proposal 2), to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2014 (Proposal 4), and to approve the Shareowner proposals (Proposals 5 and 6). The affirmative vote of holders representing at least two-thirds of the voting power of our outstanding common stock is necessary for approval of the amendment to the Certificate of Incorporation to declassify the Board of Directors (Proposal 3).

Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2 through 6. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Proposals 1, 2, 3, 5 and 6. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals 1, 2, 3, 5 and 6, and will have no effect on the outcome of Proposals 1, 2, 5 and 6, but will have the effect of a “no” vote on Proposal 3. Please note that brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Other Business.    We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs.    We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the Kellogg common stock at our expense. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $14,500, plus reasonable expenses.

Directions to Annual Meeting.    To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 961-2800 or at investor.relations@kellogg.com.

SECURITY OWNERSHIP

Five Percent Holders.    The following table shows each person who, based upon their most recent filings or correspondence with the SEC, beneficially owns more than 5% of our common stock.

Name			Percent of Class on December 31, 2013
Beneficial Owner	Shares Beneficially Owned
W.K. Kellogg Foundation Trust(1) c/o The Bank of New York Corporation One Wall Street New York, NY 10286	76,696,366	(2)	21.1%
KeyCorp	27,279,527	(3)	7.5%
127 Public Square
Cleveland, OH 44114-1306
Gordon Gund	27,167,386	(4)	7.5%
14 Nassau Street
Princeton, NJ 08542-4523

(1)	The trustees of the W. K. Kellogg Foundation Trust (the “Kellogg Trust”) are Jim Jenness, Wenda Moore, Sterling Speirn and The Bank of New York Mellon Trust Company, N.A. The W. K. Kellogg Foundation, a Michigan charitable corporation (the “Kellogg Foundation”), is the sole beneficiary of the Kellogg Trust. The Kellogg Trust owns 73,524,190 shares of Kellogg Company, or 20.3% of our outstanding shares on December 31, 2013. Under the agreement governing the Kellogg Trust (the “Agreement”), at least one trustee of the Kellogg Trust must be a member of the Kellogg Foundation’s Board, and one member of our Board must be a trustee of the Kellogg Trust. The Agreement provides if a majority of the trustees of the Kellogg Trust (which majority must include the corporate trustee) cannot agree on how to vote the Kellogg stock, the Kellogg Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Kellogg Foundation has the power to approve successor trustees, and to remove any trustee of the Kellogg Trust.

(2)	According to Schedule 13G/A filed with the SEC on February 13, 2014, The Bank of New York Mellon Corporation (“BONYMC”), as parent holding company for The Bank of New York Mellon Trust Company, N.A., (“BONY”), as trustee of the Kellogg Trust, shares voting and investment power with the other three trustees with respect to the 73,524,190 shares owned by the Kellogg Trust. The remaining shares not owned by the Kellogg Trust that are disclosed in the table above represent shares beneficially owned by BONYMC, BONY and the other trustees unrelated to the Kellogg Trust. BONYMC has sole voting power for 2,412,793 shares, shared voting power for 73,539,310 shares (including those shares beneficially owned by the Kellogg Trust), sole investment power for 3,061,023 shares and shared investment power for 73,563,623 shares (including those shares beneficially owned by the Kellogg Trust).

(3)	According to a Schedule 13G/A filed with the SEC on February 7, 2014, KeyCorp, as trustee for certain Gund family trusts, including the trusts discussed under (4) below, as well as other trusts, has sole voting power for 77,432 shares, shared voting power for 6,783 shares, sole investment power for 27,237,389 shares and shared investment power for 36,817 shares.

(4)	According to Schedule 13G/A filed with the SEC on February 14, 2014, Gordon Gund has sole voting power for 27,147,179 shares, shared voting power for 20,207 shares, sole investment power for 48,853 shares and shared investment power for 20,207 shares. Of the shares over which Gordon Gund has sole voting power, 27,051,548 are held by various trusts for the benefit of certain members of the Gund family, as to which shares Gordon Gund disclaims beneficial ownership.

Officer and Director Stock Ownership.    The following table shows the number of shares of Kellogg common stock beneficially owned as of January 15, 2014, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group.

Name	Shares(1)	Options(2)	Deferred Stock Units(3)	Total Beneficial Ownership(4)	Percentage
Non-NEO Directors(5)
Benjamin Carson Sr.	40,651	20,000	0	60,651	*
John Dillon(6)	60,051	20,000	0	80,051	*
Gordon Gund(7)	27,128,978	20,000	73,630	27,222,608	7.5%
Jim Jenness(8)	202,401	5,000	13,561	220,962	*
Donald Knauss	18,227	6,931	0	25,158	*
Mary Laschinger	3,867	—	2,028	5,895	*
Ann McLaughlin Korologos	51,142	20,000	20,729	91,871	*
Cynthia Milligan	3,376	—	0	3,376
Rogelio Rebolledo	16,005	2,534	0	18,539	*
Sterling Speirn(8)	20,210	781	0	20,991	*
Named Executive Officers
John Bryant	182,838	1,186,266	2,678	1,371,782	*
Ron Dissinger	29,034	280,700	0	309,734	*
Paul Norman	62,017	336,766	0	398,783	*
Gary Pilnick	70,212	308,266	0	378,478	*
Alistair Hirst	25,274	68,199	0	93,473
Brad Davidson(9)	67,810	327,799	0	395,609	*
All Directors and executive officers as agroup(18 persons)(10)	27,983,805	2,665,359	112,627	30,761,791	8.4%

*	Less than 1%.

(1)	Represents the number of shares beneficially owned, excluding shares which may be acquired through exercise of stock options and units held under our deferred compensation plans. Includes the following number of shares held in Kellogg’s Grantor Trust for Directors and Executives related to the annual grants of deferred shares for Non-Employee Directors, which shares are subject to restrictions on investment: Dr. Carson, 38,666 shares; Mr. Dillon, 35,634 shares; Mr. Gund, 46,778 shares; Mr. Jenness, 11,525 shares; Mr. Knauss, 18,227 shares; Ms. Laschinger, 3,867 shares; Ms. McLaughlin Korologos, 46,495 shares; Ms. Milligan, 2,917 shares; Mr. Rebolledo, 16,005 shares; Mr. Speirn, 20,140 shares; and all Directors as a group, 240,255 shares.

(2)	Represents options that were exercisable on January 15, 2014 and options that become exercisable within 60 days of January 15, 2014.

(3)	Represents the number of common stock units held under our deferred compensation plans as of January 15, 2014. For additional information, refer to “2013 Director Compensation and Benefits — Elective Deferral Program” and “Compensation Discussion and Analysis — Executive Compensation Policies — Deductibility of Compensation and Other Related Issues” for a description of these plans.

(4)	None of the shares listed have been pledged as collateral.

(5)	Ms. Dorothy Johnson and Dr. John Zabriskie retired as Directors during 2013.

(6)	Includes 250 shares held for the benefit of a son, over which Mr. Dillon disclaims beneficial ownership.

(7)	Includes (i) 27,051,548 shares held by various trusts for the benefit of certain members of the Gund family, over which shares Mr. Gund has sole voting power and (ii) 10,000 shares owned by Mr. Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by the Gund family trusts and his wife.

(8)	Does not include shares owned by the Kellogg Trust, as to which Mr. Jenness and Mr. Speirn, as trustees of the Kellogg Trust as of the date of this table, share voting and investment power, or shares as to which the Kellogg Trust or the Kellogg Foundation have current beneficial interest.

(9)	Mr. Davidson departed Kellogg effective October 1, 2013.

(10)	Includes 10,000 shares owned by, or held for the benefit of, spouses; 250 shares owned by, or held for the benefit of children, over which the applicable Director, or executive officer disclaims beneficial ownership; 8,790 shares held in our Savings & Investment Plans; and 13,357 restricted shares, which contain some restrictions on investment.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and greater-than-10% Shareowners to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to us, we believe that the filing requirements for all of these reporting persons were complied with during fiscal 2013.

CORPORATE GOVERNANCE

Board-Adopted Corporate Governance Guidelines.    We operate under corporate governance principles and practices (the “Guidelines”) that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. The Board has focused on continuing to build upon our strong corporate governance practices over the years. The Guidelines include the following:

•

A majority of the Directors, and all of the members of the Audit, Compensation, and Nominating and Governance Committees, are required to meet the independence requirements of the New York Stock Exchange.

•

One of the Directors is designated a Lead Director, who chairs and may call executive session meetings of independent, non-employee Directors, approves proposed meeting agendas and schedules, and establishes a method for Shareowners and other interested parties to use in communicating with the Board.

•	The Board reviews CEO succession planning at least once per year.

•	The Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, at our expense.

•	Non-employee Directors meet in executive session at least three times annually.

•	The Board and Board committees conduct annual self-evaluations.

•

The independent members of the Board use the recommendations from the Nominating and Governance Committee and Compensation Committee to conduct an annual review of the CEO’s performance and determine the CEO’s compensation.

•

Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer his or her resignation for the Board to consider continued appropriateness of Board membership under the circumstances.

•	Directors have access to Kellogg officers and employees.

•	Continuing education is provided to Directors consistent with our Board education policy.

•

No Director may be nominated for a new term if he or she would be seventy-two or older at the time of election; unless the Board determines that it is in the best interest of Kellogg to re-nominate the independent Director for up to one additional term due to his or her unique capabilities or special circumstances.

•	No Director shall serve as a director, officer or employee of a competitor.

•	No Director should serve on more than four other boards of public companies in addition to Kellogg.

•

All Directors are expected to comply with stock ownership guidelines for Directors, under which they are generally expected to hold at least five times their annual cash retainer in stock and stock equivalents.

Board Leadership Structure; Communication with the Board.    The following section describes Kellogg’s Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.

Our Board is composed of ten independent Directors, Mr. Jenness, the executive Chairman of the Board, and Mr. Bryant, Chief Executive Officer. In addition, as provided in our Guidelines, the Board has designated one of the independent directors as Lead Director. In 2013, the Board had seven standing Committees — audit, compensation, nominating and governance, consumer and shopper marketing, manufacturing, social responsibility and public policy, and executive. Each Board Committee is composed solely of independent Directors (other than the Executive Committee), each with a different independent Director (other than the Executive Committee) serving as Committee chair. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of our Lead Director and our independent Board Committees, benefits Kellogg and its Shareowners.

The Board believes that it is beneficial to Kellogg and its Shareowners to designate one of the Directors as a Lead Director. The Lead Director serves a variety of roles including, reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman of the Board, Chief Executive Officer and non-management Directors (however, each director has direct access to both the CEO and Chairman); presiding at the executive sessions of independent Directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; and calling an executive session of independent Directors at any time, consistent with the Guidelines. Gordon Gund, an independent Director and the Chairman of the Nominating and Governance Committee, is currently our Lead Director. Mr. Gund is an effective Lead Director for Kellogg due to, among other things, his independence, commitment to ethics, communication skills, deep strategic and operational understanding of Kellogg obtained while serving as a Kellogg Director, and corporate governance knowledge acquired during his tenure as a member of the governance committees of two Fortune 500 companies and as a retired director of Corning Incorporated. Mr. Gund may be contacted at gordon.gund@kellogg.com. Any communications which Shareowners or interested parties may wish to send to the Board may be directly sent to Mr. Gund at this e-mail address.

With respect to the roles of Chairman and CEO, the Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Since 2006, the roles have been separated, with Mr. Jenness serving as Chairman. Mr. Jenness has been closely involved with Kellogg for over thirty years in various roles including Chief Executive Officer and Director. Previously, Mr. Jenness was Chief Executive Officer of Integrated Merchandising Systems LLC, a market leader in outsource management for retail promotion and branded merchandising. He also served in various positions of increasing responsibility at Leo Burnett Company, Kellogg’s major advertising agency partner, for many years, including as Vice Chairman, Chief Operating Officer and Director. Mr. Jenness generously volunteers as senior director of Children’s Memorial Hospital of Chicago and on the Mercy Home for Boys and Girls Board of Regents and its Strategic Planning Committee. He serves as lead director of Kimberly-Clark Corporation. He also serves on the DePaul University College of Commerce Advisory Council, as Chairman of DePaul’s Board of Trustees, and is co-trustee of the W.K. Kellogg Foundation Trust. Given his unique knowledge, experience, and relationship with both the Board and management, his continued role as executive Chairman provides significant value for Kellogg and its Shareowners.

Our Board conducts an annual evaluation to determine whether it and its Committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Kellogg and its Shareowners. Our Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kellogg, like many U.S. companies, has been well-served by this flexible leadership structure.

Board Oversight of Enterprise Risk.    The Board utilizes our Enterprise Risk Management (ERM) process to assist in fulfilling its oversight of our risks. Management, who is responsible for day-to-day risk management, conducts a formal risk assessment of Kellogg’s business annually. The risk assessment process is global in nature and has been developed to identify and assess Kellogg’s current and emerging risks, including the nature of the risk, as well as to identify steps to mitigate and manage the controllable aspects of each risk. Several hundred of our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.

While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM process has been delegated to the Audit Committee. As such, one of the leaders of the ERM process is the Vice President,

Internal Audit and Compliance, who reports directly to the Chair of the Audit Committee. The Audit Committee receives at each meeting (or the full Board for those meetings when the Audit Committee does not meet) an update on the key enterprise risks, including current status and action items.

The results of the risk assessment are reviewed with the Audit Committee and the full Board. The centerpiece of the assessment is the discussion of key risks which includes the potential magnitude and likelihood of each risk. As part of the process for each risk, management identifies the nature of the risk, the senior executive responsible for managing the risk, the potential impact, management’s initiatives to manage the risk, the most recent Board or Committee update, and the timing of the next scheduled Board or Committee review.

The results of the risk assessment are then integrated into the Board’s processes. Oversight responsibility for each risk is allocated among the full Board and its Committees, and specific Board and Committee agendas are developed accordingly. Each Committee chair works directly with Kellogg’s key senior executive responsible for the matters allocated to the Committee to develop agenda topics, review materials to be discussed with the Committee, and otherwise discuss those topics relating to the particular Committee. Through this process each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year.

Due to the dynamic nature of risk and the Board or Audit Committee’s oversight at each meeting of Kellogg’s enterprise and business unit risks, adjustments are made to Board and Committee agendas throughout the year so that enterprise risks are reviewed at the relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of Kellogg’s risks.

Majority Voting for Directors; Director Resignation Policy.    In an uncontested election of Directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Nominating and Governance Committee (following certification of the Shareowner vote) for consideration in accordance with the following procedures.

The Nominating and Governance Committee would promptly consider such resignation and recommend to the Qualified Independent Directors (as defined below) the action to be taken with respect to such offered resignation, which may include (1) accepting the resignation; (2) maintaining the Director but addressing what the Qualified Independent Directors believe to be the underlying cause of the withheld votes; (3) determining that the Director will not be renominated in the future for election; or (4) rejecting the resignation. The Nominating and Governance Committee would consider all relevant factors including, without limitation, (a) the stated reasons why votes were withheld from such Director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the Director; (d) the Director’s past and expected future contributions to Kellogg; (e) our Director criteria; (f) our Corporate Governance Guidelines; and (g) the overall composition of the Board, including whether accepting the resignation would cause Kellogg to fail to meet any applicable SEC or NYSE requirement.

The Qualified Independent Directors would act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the Shareowners’ meeting where the election occurred. In considering the Nominating and Governance Committee’s recommendation, the Qualified Independent Directors would consider the factors considered by the Nominating and Governance Committee and such additional information and factors the Board believes to be relevant. Following the Qualified Independent Directors’ decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached or, if applicable, the reasons for rejecting the tendered resignation).

To the extent that a resignation is accepted, the Nominating and Governance Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any Director who tenders his or her resignation pursuant to this provision would not participate in the Nominating and Governance Committee’s recommendation or Qualified Independent Directors’ consideration regarding whether to accept the tendered resignation. Prior to voting, the Qualified Independent Directors would afford the Director an opportunity to provide any information or statement that he or she deems relevant. If a majority of the members of the Nominating and Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the remaining Qualified Independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) would consider the matter directly or may appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations that would make the recommendation to the Board whether to accept or reject them.

For purposes of this policy, the term “Qualified Independent Directors” means:

•	All Directors who (1) are independent Directors (as defined in accordance with the NYSE Corporate Governance Rules) and (2) are not required to offer their resignation in accordance with this policy.

•

If there are fewer than three independent Directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent Directors and each independent Director who is required to offer his or her resignation in accordance with this Policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

Director Independence.    The Board has determined that all current Directors (other than Mr. Jenness and Mr. Bryant) are independent based on the following standards: (a) no entity (other than a charitable entity) of which such a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Kellogg and its subsidiaries in any of the 2013, 2012 or 2011 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no such Director, or any immediate family member employed as an executive officer of Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Kellogg or its subsidiaries, other than Director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Kellogg did not employ such Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no such Director was a current partner or employee of a firm that is Kellogg’s internal or external auditor (“Auditor”), no immediate family member of such Director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no Director or immediate family member of such Director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no such Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any such Director and Kellogg or our subsidiaries.

The Board also considers from time to time commercial ordinary-course transactions as it assesses independence status, including transactions relating to purchasing supplies, selling product and marketing arrangements. The Board has concluded that these transactions did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.

Shareowner Recommendations for Director Nominees.    The Nominating and Governance Committee will consider Shareowner nominations for membership on the Board. For the 2015 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation not earlier than November 11, 2014 and not later than December 11, 2014. Recommendations must also include certain other requirements specified in our bylaws.

When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new Director and nominates individuals who it believes can strengthen the Board’s capability and further diversify the collective experience represented by the then-current Directors. The Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Shareowners.

Attendance at Annual Meetings.    All Directors properly nominated for election are expected to attend the Annual Meeting of Shareowners. All of our then incumbent Directors attended the 2013 Annual Meeting of Shareowners.

Code of Conduct/Ethics.    We have adopted the Code of Conduct for Kellogg Company Directors and Global Code of Ethics for Kellogg Company employees (including the chief executive officer, chief financial officer, other named executive officers, and corporate controller). Any amendments to or waivers of the Global Code of Ethics applicable to our chief executive officer, chief financial officer or corporate controller will be posted on www.kelloggcompany.com. We updated and expanded our Global Code of Ethics during 2013. There were no waivers of the Global Code of Ethics in 2013.

Availability of Corporate Governance Documents.    Copies of the Corporate Governance Guidelines, the Charters of the Audit, Compensation, and Nominating and Governance Committees of the Board, the Code of Conduct for Kellogg Company Directors, and Global Code of Ethics for Kellogg Company employees can be found on the Kellogg Company website at www.kelloggcompany.com under “Investor Relations”, then “Corporate Governance.” Shareowners may also request a free copy of these documents from: Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 962-1413), the Investor Relations Department at that same address (phone: (269) 961-2800) or investor.relations@kellogg.com.

BOARD AND COMMITTEE MEMBERSHIP

In 2013, the Board had the following standing committees: Audit, Compensation, Nominating and Governance, Consumer and Shopper Marketing, Manufacturing, Social Responsibility and Public Policy, and Executive.

The Board held 8 meetings in 2013. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the Directors were members during 2013 that were held while such directors were on the Board.

The table below provides 2013 membership and meeting information for each Board committee as of December 28, 2013:

Name(1)	Audit	Compensation	Nominating and Governance	Consumer and Shopper Marketing(4)	Manufacturing	Social Responsibility and Public Policy	Executive
John Bryant(2)							✓
Benjamin Carson			✓	✓		✓
John Dillon	✓	Chair	✓		✓		✓
Gordon Gund		✓	Chair	✓			✓
Jim Jenness(2)							Chair
Don Knauss	✓			✓	Chair		✓
Mary Laschinger					✓	✓
Ann McLaughlin Korologos		✓	✓			Chair	✓
Cynthia Milligan(3)				✓		✓
Rogelio Rebolledo	Chair	✓		Chair			✓
Sterling Speirn				✓	✓	✓
2013 Meetings	5	6	4	3	5	2	0

(1)	Ms. Dorothy Johnson and Dr. John Zabriskie retired from the Board during 2013. Consequently, they are not included in the table above because they were not members of the Board as of December 28, 2013. During 2013, Ms. Johnson served on the Consumer and Shopper Marketing and Executive Committees and chaired the Social Responsibility and Public Policy Committee; Dr. Zabriskie served on the Compensation, Nominating and Governance, Manufacturing and Executive Committees and chaired the Audit Committee.

(2)	Mr. Jenness and Mr. Bryant attend committee meetings, other than portions of those meetings held in executive session of independent Directors.

(3)	Ms. Milligan was first elected as a Director on February 22, 2013.

(4)	In December 2013, Kellogg’s Board of Directors determined that it would be appropriate to include the topics to be reviewed in the Consumer and Shopper Marketing Committee meetings on full Board agendas commencing in 2014. As a result, the Consumer and Shopper Marketing Committee has been eliminated and folded into the general Board calendar.

Audit Committee.    Pursuant to a written charter, the Audit Committee, among other things, assists the Board in monitoring the integrity of our financial statements, the independence and performance of our independent registered public accounting firm, the performance of our internal audit function, our Enterprise Risk Management process, our compliance with legal and regulatory requirements, and other related matters. The Audit Committee, or its Chair, also pre-approves all audit, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Kellogg management and the independent registered public accounting firm. The Committee also has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which directly reports to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. Each member of the Audit Committee has been determined by the Board to be an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K. Each of the Committee members meets the independence requirements of the New York Stock Exchange.

Compensation Committee.    Pursuant to a written charter, the Compensation Committee, among other things, (a) reviews and approves the compensation philosophy and principles for senior executives; (b) reviews and makes recommendations for the compensation of senior management personnel and monitors overall compensation for senior executives, including reviewing risks arising from Kellogg’s compensation policies and practices; (c) reviews and recommends the compensation of the Chief Executive Officer; (d) has sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation; (e) oversees and administers employee benefit plans to the extent provided in those plans; and (f) reviews trends in management compensation. The Committee may form and delegate authority to subcommittees or the Chair when appropriate. The Compensation Committee, or its Chair, also pre-approves all engagements and services to be performed by any consultants or advisors to the Compensation Committee. To assist the Compensation Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant — Frederic W. Cook (“Cook & Co.”). The consultant reports directly to the Compensation Committee. Prior to retaining any such consultant, or other advisor, the Committee must consider whether the work of such consultant or other advisor would raise a conflict of interest according to the independence factors enumerated by the New York Stock Exchange, as well as any other factors the Committee determines to be relevant. Other than the work it performs for the Compensation Committee and the Board, Cook & Co. does not provide any consulting services to Kellogg or its executive officers. For additional information about the independence of the Committee’s consultant, refer to “Compensation Discussion and Analysis — Compensation Approach — Independence.”

The Board has determined that each member of the Compensation Committee meets the definition of independence under our corporate governance guidelines and the requirements of the New York Stock Exchange and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of the Compensation Committee are not current or former employees of Kellogg and are not eligible to participate in any of our executive compensation programs. Additionally, the composition of the Compensation Committee is designed to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code.

As noted above, the Compensation Committee is charged with overseeing the review and assessment of risks arising from Kellogg’s compensation policies and practices. The Compensation Committee reviews annually the potential for excessive risk in Kellogg’s compensation program; including views from independent experts, the SEC, and design features considered to encourage excessive risk taking and Kellogg’s approach to those features. Kellogg uses a number of approaches to mitigate excessive risk taking, including significant weighting towards long-term incentive compensation, emphasizing qualitative goals in addition to a variety of quantitative metrics, and equity ownership guidelines. As a result of this review, together with input from the independent compensation consultant, the Compensation Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.

For additional information about the Compensation Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis — Compensation Approach.”

Manufacturing Committee.    Pursuant to a written charter, the Manufacturing Committee, among other things, assists the Board in discharging its oversight responsibilities with respect to topics relating to Kellogg’s manufacturing practices, with the primary focus on Kellogg’s food quality and safety, manufacturing facility operations, and people strategies. As it deems appropriate, the Committee reviews policies, programs and practices, and provides strategic advice and counsel concerning the matters set forth above including, but not limited to, food safety, employee health and safety, capacity utilization and planning, contingency planning, productivity programs, commodity purchasing and hedging programs, people utilization and people strategies.

Nominating and Governance Committee.    Pursuant to a written charter, the Nominating and Governance Committee, among other things, assists the Board by (a) identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors; (b) recommends nominees for Director to the Board; (c) recommends committee assignments; (d) reviews annually the Board’s compliance with the Corporate Governance Guidelines; (e) reviews annually the Corporate Governance Guidelines and recommends changes to the Board; (f) monitors the performance of Directors and conducts performance evaluations of each Director before the Director’s re-nomination to the Board; (g) administers the annual evaluation of the Board; (h) provides annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; (i) considers and evaluates potential waivers of the Code of Conduct for Directors and Global Code of Ethics for senior officers (for which there were none in 2013); (j) makes a report to the Board on CEO succession planning at least annually; (k) provides an annual review of the independence of Directors to the Board; (l) reviews and recommends to the Board responses to Shareowner proposals; and (m) reviews Director compensation. The Chair of the Nominating and Governance Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board. Each of the Nominating and Governance Committee members meets the independence requirements of the New York Stock Exchange.

Social Responsibility and Public Policy Committee.    Pursuant to a written charter, the Social Responsibility and Public Policy Committee, among other things, oversees Kellogg’s social, public policy, political, environmental sustainability, and health trends, issues and concerns, both domestic and foreign. To assist the Board, the Committee, as it deems appropriate, reviews policies, programs and practices, concerning community health and safety, employment and equal opportunity matters, diversity and inclusion, sustainability, corporate responsibility, consumer affairs, public policy, government relations, philanthropic activities and charitable contributions.

Consumer and Shopper Marketing Committee.    The Consumer and Shopper Marketing Committee assisted the Board by providing advice and counsel on whether Kellogg’s marketing and sales capabilities, strategies, and execution are sufficient to support our global growth objectives. Most (typically all) of the Directors attend each of the Consumer and Shopper Marketing Committee meetings given the nature of the discussion, the skills and experiences of the Directors, and the significance to the Company’s business. In addition, a variety of other marketing-related topics are included on the full Board agendas. Consequently in December 2013, Kellogg’s Board of Directors determined that it would be appropriate to include the topics to be reviewed in the Consumer and Shopper Marketing Committee meetings on full Board agendas commencing in 2014. As a result, the Consumer and Shopper Marketing Committee has been eliminated and folded into the general Board calendar.

Executive Committee.    Pursuant to a written charter, the Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions.

PROPOSAL 1 — ELECTION OF DIRECTORS

For more than 100 years, consumers have counted on Kellogg for great-tasting, high-quality and nutritious foods. Kellogg is the world’s leading producer of cereal, second largest producer of cookies and crackers, and a leading producer of savory snacks and frozen foods. Additional product offerings include toaster pastries, cereal bars, fruit-flavored snacks and veggie foods. Kellogg products are manufactured and marketed globally. As such, we believe that in order for our Board to effectively guide Kellogg to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve Kellogg and our Shareowners, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, and strategy and strategic planning. In addition, the Board must have specific knowledge related to Kellogg’s industry, such as expertise in branded consumer products and consumer dynamics, health and nutrition, international markets, manufacturing and supply chain, marketing, regulatory and government affairs, the retail environment, and sales and distribution.

The Nominating and Governance Committee believes that all Directors must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating and Governance Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender and national origin. The Nominating and Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. The Committee seeks a diverse Board that is representative of our global business, Shareowners, consumers, customers, and employees. While the Nominating and Governance Committee carefully considers diversity when considering directors, it has not established a formal policy regarding diversity. The Nominating and Governance Committee also will consider a combination of factors for each director, including (1) the nominee’s ability to represent all Shareowners without a conflict of interest; (2) the nominee’s ability to work in and promote a productive environment; (3) whether the director has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) whether the nominee has demonstrated the high level of character and integrity that we expect; (5) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; and (6) the nominee’s ability to apply sound and independent business judgment.

The Nominating and Governance Committee has determined that all of our Directors meet the criteria and qualifications set forth in the Board’s Code of Conduct, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each Director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our Shareowners: accountability, ethical leadership, governance, integrity, leadership, risk management, and the ability to exercise sound business judgment. In addition, our Directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of the business and social realities of the global environment in which Kellogg operates, the independence and high performance standards necessary to fulfill its oversight function, and the humility and style to interface openly and constructively with other Directors. Finally, the Director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Kellogg and its Shareowners, and guide the long-term sustainable, dependable performance of Kellogg.

Our amended restated certificate of incorporation and bylaws provide that the Board shall be composed of not less than seven and no more than fifteen Directors divided into three classes as nearly equal in number as possible, and that each Director shall be elected for a term of three years with the term of one class expiring each year.

Four Directors are to be re-elected at the 2014 Annual Meeting to serve for a term ending at the 2017 Annual Meeting of Shareowners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently twelve members of the Board. Sterling Speirn is not standing for re-election at the annual meeting because he retired from the Board in February 2014.

The Board recommends that the Shareowners vote “FOR” the following nominees: John Bryant, Stephanie Burns, La June Montgomery Tabron, and Rogelio Rebolledo. Each nominee was proposed for re-election by the Nominating and Governance Committee for consideration by the Board and proposal to the Shareowners.

Nominees for Election for a Three-Year Term Expiring at the 2017 Annual Meeting.

JOHN BRYANT. Mr. Bryant, age 48, has served as a Kellogg Director since July 2010. In January 2011, he was appointed President and Chief Executive Officer after having served as our Executive Vice President and Chief Operating Officer since August 2008. Mr. Bryant joined Kellogg in March 1998, and was promoted during the next eight years to a number of key financial and executive leadership roles. He was appointed Executive Vice President and Chief Financial Officer, Kellogg Company, President, Kellogg International in December 2006. In July 2007, Mr. Bryant was appointed Executive Vice President and Chief Financial Officer, Kellogg Company, President, Kellogg North America and in August 2008, he was appointed Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Bryant served as Chief Financial Officer through December 2009.

As a result of these professional and other experiences, Mr. Bryant possesses particular knowledge and experience in a variety of areas, including accounting and finance, branded consumer products and consumer dynamics, crisis management, health and nutrition, international markets, marketing, people management, the retail environment, strategy and strategic planning, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience.

STEPHANIE A. BURNS, Ph.D. Dr. Burns, age 59, has served as a Kellogg Director since February 2014. Dr. Burns served as chief executive officer of Dow Corning Corporation from 2004 to May 2011 and its chairman from 2006 through 2011. She began her career with Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became Dow Corning’s first director of women’s health. Dr. Burns was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. Dr. Burns is a director of Corning Incorporated and GlaxoSmithKline plc., and within the past five years, Dr. Burns has also served as a director of Dow Corning Corporation.

As a result of these professional and other experiences, Dr. Burns possesses particular knowledge and experience in a variety of areas, including crisis management, health and nutrition, international markets, manufacturing and supply chain, regulatory and government affairs, social responsibility and reputational issues, and public company board experience (including specific experience in compensation, corporate relations, manufacturing, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

LA JUNE MONTGOMERY TABRON. Ms. Montgomery Tabron, age 51, has served as a Kellogg Director since February 2014. Ms. Montgomery Tabron was elected President and Chief Executive Officer of the W. K. Kellogg Foundation effective January 2014. She is also a member of the Board of Trustees of the W.K. Kellogg Foundation since January 2014. During her 26 years with the W.K. Kellogg Foundation, she held various positions in finance, including executive vice president of operations and treasurer from March 2012 to December 2013, chief operating officer and treasurer from January 2010 to February 2012, vice president of finance and treasurer from September 2000 to December 2009, assistant vice president of finance and assistant treasurer from September 1997 to September 2000, and controller from May 1987 to September 1997.

As a result of these professional and other experiences, Ms. Montgomery Tabron possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, strategy, and strategic planning, crisis management, health and nutrition, people management, regulatory and government affairs, social responsibility and reputational issues, and private company board experience (including specific experience in social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

ROGELIO REBOLLEDO. Mr. Rebolledo, age 69, has served as a Kellogg Director since October 2008. In 2007, Mr. Rebolledo retired from his position as chairman of PBG Mexico, the Mexican operations of Pepsi Bottling Group, Inc. He began his 30-year career with PepsiCo Inc. at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. He was responsible for the development of the international Frito-Lay business, first in Latin America and then in Asia and Europe. From 2001 to 2003, he was president and chief executive officer of Frito-Lay International. He also served as president and chief executive officer of Pepsi Bottling Group’s Mexico operations from January 2004 until being named chairman. Mr. Rebolledo is a director of The Clorox Company, and within the past five years, Mr. Rebolledo has also served as a director of Best Buy Co., Inc., The Pepsi Bottling Group, Applebees Inc. and Grupo ALFA.

As a result of these professional and other experiences, Mr. Rebolledo has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, international markets, manufacturing and supply chain, marketing, the retail environment, sales and distribution, and has public company board experience (including specific experience in auditing, compensation, and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2016 Annual Meeting.

GORDON GUND. Mr. Gund, age 74, has served as a Kellogg Director since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. He was also a director of Corning Incorporated, where he served as its lead director and chairman of its nominating and corporate governance committee.

Mr. Gund is co-founder and chairman of the Foundation Fighting Blindness, the largest private funder of research to find treatments and cures for the more than 10 million people in the United States and many times that worldwide who are blinded by retinal degenerative diseases. The Foundation has more than 150,000 active volunteers and donors around the country and funds more than 170 research projects around the world.

As a result of these professional and other experiences, Mr. Gund possesses particular knowledge and experience in a variety of areas, including international markets, people management, regulatory and government affairs, social responsibility and reputational issues, and strategy and strategic planning, and has public company board experience (including specific experience in compensation, governance and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

MARY LASCHINGER. Ms. Laschinger, age 53, has served as a Kellogg Director since October 2012. She is Senior Vice President of International Paper and president of its xpedx distribution business. She previously served as President of International Paper’s Europe, Middle East, Africa and Russia business located in Belgium. Prior to that, Ms. Laschinger held various positions in product management and distribution at James River Corporation and Kimberly-Clark Corporation.

As a result of these professional and other experiences, Ms. Laschinger possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, international markets, manufacturing and supply chain, people management, and sales and distribution oversight that strengthens the Board’s collective knowledge, capabilities and experience.

ANN MCLAUGHLIN KOROLOGOS. Ms. McLaughlin Korologos, age 72, has served as a Kellogg Director since 1989. She served as Chairman of the Board of Trustees of RAND Corporation from April 2004 to April 2009. She is Chairman Emeritus of The Aspen Institute, a nonprofit organization, and is a former U.S. Secretary of Labor. She is a director of Harman International Industries, Inc., Host Hotels & Resorts, Inc., Michael Kors Holdings Ltd., and Vulcan Materials Company, and within the past five years, has also served as a director of AMR Corporation.

As a result of these professional and other experiences, Ms. Korologos possesses particular knowledge and experience in a variety of areas, including health and nutrition, international markets, marketing, regulatory and government affairs, and social responsibility, reputational issues, and has public company board experience (including specific experience in audit, compensation, diversity, governance, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

CYNTHIA HARDIN MILLIGAN. Ms. Milligan, age 67, has served as a Kellogg Director since February 2013. She is Dean Emeritus of the College of Business Administration at the University of Nebraska-Lincoln. She also served as a director, Omaha Branch, of the Kansas City Federal Reserve from 2002 to 2007. Prior to joining the University of Nebraska, Ms. Milligan is past president and chief executive officer of Cynthia Milligan & Associates, from 1991 to 1998. She served as Director of Banking and Finance for the State of Nebraska from 1987 until 1991, and prior to that she was a senior partner at Rembolt, Lodtke, Milligan and Berger in Lincoln, Nebraska. Ms. Milligan is a director of Wells Fargo & Company, Raven Industries, Inc., and 20 Calvert-sponsored mutual funds. She has also served as a member of the board of trustees of W.K. Kellogg Foundation since January 1999.

As a result of these professional and other experiences, Ms. Milligan possesses particular knowledge and experience in a variety of areas, including, regulatory and government affairs, accounting and financial acumen, people management, leadership and administration, social responsibility and reputational issues, and public company board experience (including specific experience in credit, risk, governance, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2015 Annual Meeting.

BENJAMIN CARSON. Dr. Carson, age 62, has served as a Kellogg Director since 1997. From 1984 to 2013, Dr. Carson was a Professor and Director of Pediatric Neurosurgery at the Johns Hopkins School of Medicine, where he is now Professor Emeritus. He directed pediatric neurosurgery at the John Hopkins Children’s Center for over 25 years. Dr. Carson is also an accomplished author and frequent speaker on a variety of topics, including pediatric neurology, motivation and self-help for children, and community involvement. Dr. Carson is a director of Costco Wholesale Corporation.

As a result of these professional and other experiences, Dr. Carson possesses particular knowledge and experience in a variety of areas, including crisis management, health and nutrition, regulatory and government affairs, the retail environment, social responsibility and reputational issues, and provides diversity of background and viewpoint by virtue of his academic record. Dr. Carson has public company board experience (including specific experience in compensation, governance, marketing and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

JOHN DILLON. Mr. Dillon, age 75, has served as a Kellogg Director since 2000. He is Senior Advisor of Evercore Partners. He retired in October 2003 as Chairman of the Board and Chief Executive Officer of International Paper Company, a position he held since 1996, and retired as Chairman of the Business Roundtable in June 2003. He is a director of Progressive Waste Solutions, Ltd., and within the past five years, he has also served as a director of Caterpillar Inc. and E. I. du Pont de Nemours and Company.

As a result of these professional and other experiences, Mr. Dillon has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, international markets, manufacturing and supply chain, sales and distribution, strategy and strategic planning, and has public company board experience (including specific experience in auditing, compensation, governance, and manufacturing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

JIM JENNESS. Mr. Jenness, age 67, has been Kellogg Chairman since February 2005 and has served as a Kellogg Director since 2000. He was our Chief Executive Officer from February 2005 through December 30, 2006, and Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising, from 1997 to December 2004. Before joining

Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He has also been a trustee of the W. K. Kellogg Foundation Trust since 2005, and is lead director of Kimberly-Clark Corporation.

As a result of these professional and other experiences, Mr. Jenness possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, health and nutrition, marketing, people management, regulatory and government affairs, strategy and strategic planning, and has public company board experience (including specific experience in compensation oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

DON KNAUSS. Mr. Knauss, age 63, has served as a Kellogg Director since December 2007. Mr. Knauss was elected Chairman and Chief Executive Officer of The Clorox Company in October 2006. He was executive vice president of The Coca-Cola Company and president and chief operating officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was president of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and president and chief executive officer of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003 and President of Coca-Cola Southern Africa from March 1998 until January 2000. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble, and served as an officer in the United States Marine Corps. Mr. Knauss is a director of URS Corporation.

As a result of these professional and other experiences, Mr. Knauss has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, branded consumer products and consumer dynamics, manufacturing and supply chain, the retail environment, sales and distribution, and has public company board experience (including specific experience in auditing, manufacturing, and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

2013 DIRECTOR COMPENSATION AND BENEFITS

Only non-employee Directors receive compensation for their services as Directors. For information about the compensation of Mr. Bryant, refer to “Executive Compensation” beginning on page 40. Because Mr. Jenness, our Chairman of the Board, is not a named executive officer, we have included the compensation he receives as a Kellogg employee in the Directors’ Compensation Table.

Our 2013 compensation for non-employee Directors was comprised of annual retainers and equity-based grants to further align with Shareowners. The annual pay is designed to attract and retain diverse, highly-qualified, seasoned, and independent professionals to represent all of our Shareowners, and is targeted at the median of our peer group. Refer to “Compensation Discussion and Analysis — Compensation Approach” for a description of the companies that make up our peer group. The Nominating and Governance Committee reviews our Director compensation program on an annual basis with Cook & Co., the independent compensation consultant, including the competitiveness and appropriateness of the program. Although the Nominating and Governance Committee conducts this review on an annual basis, its general practice is to consider adjustments to Director compensation every other year.

Our compensation is also designed to create alignment between our Directors and our Shareowners through the use of equity-based grants. In 2013, approximately two-thirds of non-employee Director pay was in equity and approximately one-third in cash. Actual annual pay varies somewhat among non-employee Directors based primarily on committee chair responsibilities.

Mr. Jenness, our executive Chairman of the Board, received compensation in 2013 of approximately $800,000, which is comprised of the same long-term incentives granted to non-employee Directors (2,365 shares of restricted stock) with the balance paid in cash over the year. Mr. Jenness received this equity grant on the same day the annual long-term incentives were granted to the non-employee Directors. The shares of restricted stock vested at the time of the grant, but, similar to the other Directors, Mr. Jenness must hold the shares as long as he is a Kellogg Director. The Board, following a review by the independent compensation consultant, determined the total compensation amount for Mr. Jenness to be reasonable and competitive.

Compensation as of December 28, 2013 for non-employee Directors consisted of the following:

Type of Compensation	Amount
Annual Cash Retainer(1)	$100,000
Annual Stock Awards Retainer	2,365 shares
Annual Retainer for Committee Chair:
Audit Committee	$20,000
Nominating and Governance and Lead Director	$20,000
Compensation Committee	$15,000
All Other Committees	$10,000

(1)	The annual cash retainer is paid in quarterly installments.

Stock Awards.    Stock awards are granted in early May and for non-employee Directors are automatically deferred pursuant to the Kellogg Company Grantor Trust for Non-Employee Directors. Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.

Business Expenses.    Kellogg pays for the business expenses related to Directors attending Kellogg meetings, including room, meals and transportation to and from Board and Committee meetings. On rare occasions, a Director’s spouse accompanies a Director when traveling on Kellogg business. At times, a Director travels to and from Kellogg meetings on Kellogg corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified Director education programs.

Director and Officer Liability Insurance and Travel Accident Insurance.    Director and officer liability insurance (“D&O Insurance”) insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O Insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Our travel accident insurance policy also covers employees and others while traveling on Kellogg corporate aircraft and, therefore, a dollar amount cannot be assigned for individual Directors.

Elective Deferral Program.    Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may each year irrevocably elect to defer all or a portion of their Board annual cash retainer payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of our common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating Director. A participant’s account balance is paid in stock upon termination of service as a Director. The balance is paid in a lump sum or in up to ten annual installments at the election of the Director. In the case of annual installments, dividend equivalents are earned and credited to the participant’s unpaid balance on the date earned until the account is distributed in full.

Minimum Stock Ownership Requirement.    All non-employee Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer ($500,000 — five times the $100,000 retainer) in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of December 28, 2013, all of the non-employee Directors exceeded or were on track to meet this requirement. Mr. Bryant and Mr. Jenness are expected to comply with the stock ownership guidelines described in “Compensation Discussion and Analysis — Executive Compensation Policies — Executive Stock Ownership Guidelines.”

Discontinued Programs.

Kellogg Matching Grant Program.    Directors were previously eligible to participate in our Corporate Citizenship Fund Matching Grant Program, which was also available to all of our active, full-time U.S. employees. Under this program, our Corporate Citizenship Fund matched 100 percent of donations made to eligible organizations up to a maximum of $10,000 per calendar year for each individual. These limits apply to both employees and Directors. Effective June 30, 2013, the program was discontinued, and financial support of the program was phased out during 2013.

Charitable Awards Program.    Prior to December 1995, we had a Director’s Charitable Awards Program pursuant to which each Director could name up to four organizations to which Kellogg would contribute an aggregate of $1 million upon the death of the Director. In 1995, the Board discontinued this program for Directors first elected after December 1995. In 2013, the following Directors continued to be eligible to participate in this program: Mr. Gund, Ms. McLaughlin Korologos and Dr. Zabriskie. We funded the cost of this program for two out of the three eligible Directors through the purchase of insurance policies prior to 2008. We will make cash payments in the future under this program if insurance proceeds are not available at the time of the Director’s death. In 2013, we recognized nonpension postretirement benefits expense associated with this obligation as follows: Mr. Gund — $25,373, Ms. McLaughlin Korologos — $22,080 and Dr. Zabriskie — $26,122. These benefits are not reflected in the Directors’ Compensation Table.

Directors’ Compensation Table

The individual components of the total compensation calculation reflected in the table below are as follows:

Fees and Retainers.    The amounts shown under the heading “Fees Earned or Paid in Cash” consist of annual retainers earned by or paid in cash to our non-employee Directors in 2013. For Mr. Jenness, the amount represents his annual cash compensation as executive Chairman of the Board.

Stock Awards.    The amounts disclosed under the heading “Stock Awards” consist of the annual grant of deferred shares of common stock, and, for non-employee Directors, the shares are placed in the Kellogg Company Grantor Trust for Non-Employee Directors. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Compensation — Stock Compensation).

All Other Compensation.    Perquisites and other compensation are limited in scope and for non-employee Directors are comprised of charitable matching contributions made under our Corporate Citizenship Fund Matching Grant Program, a broad-based program at Kellogg. Effective June 30, 2013, the program was discontinued, and financial support of the program was phased out during 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(7)	Total ($)
Benjamin Carson Sr.	96,964	150,036	—	—	—		—	247,000
John Dillon	111,964	150,036	—	—	—		5,000	267,000
Gordon Gund	116,964	150,036	—	—	—		5,000	272,000
Jim Jenness	666,849	150,036	—	—	125,151	(8)	149,232	1,091,268
Dorothy Johnson(9)	22,000	150,036	—	—	—		5,000	177,036
Donald Knauss	106,964	150,036	—	—	—		—	257,000
Mary Laschinger	96,964	150,036	—	—	—		—	247,000
Ann McLaughlin Korologos	106,964	150,036	—	—	—		1,500	258,500
Cynthia Milligan(10)	91,225	181,058					—	272,283
Rogelio Rebolledo	106,964	150,036	—	—	—		—	257,000
Sterling Speirn	96,964	150,036	—	—	—		—	247,000
John Zabriskie(11)	116,964	150,036	—	—	—		—	267,000

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a non-employee Director, including annual Board and committee chair retainer fees, in each case before deferrals. For Mr. Jenness, this amount represents the annual cash compensation paid as executive Chairman of the Board.

(2)	Other than for Mr. Jenness, the amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 2,365 deferred shares of common stock. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 28, 2013. The grant-date fair value of the stock-based awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. As of December 28, 2013, none of our non-employee Directors were deemed to have outstanding restricted stock awards, because all of those awards vested in prior years. The number of shares of common stock held by each of our Directors is shown under “Security Ownership—Officer and Director Stock Ownership” on page 6 of this proxy statement.

(3)

For Mr. Jenness, the amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 2,365 shares of restricted stock. The shares of restricted stock vested at the time of the grant, but Mr. Jenness must hold the after-tax shares as long as he is a Kellogg Director. The total number of shares of common stock held by Mr. Jenness is shown under “Security Ownership—Officer and Director Stock Ownership” on page 6 of this proxy statement.

(4)	As of December 28, 2013, these Directors had the following stock options outstanding: Benjamin Carson 20,000 options; John Dillon 20,000 options; Gordon Gund 20,000 options; Jim Jenness 5,000 options; Don Knauss 6,931 options; Ann McLaughlin Korologos 20,000 options; Rogelio Rebolledo 2,534 options; and Sterling Speirn 781 options. The number of stock options held by our Directors is a function of years of Board service and the timing of exercise of vested awards. These options were granted in previous years as a component of the non-employee Directors’ annual compensation. In December 2008, the Board decided to stop granting stock options to non-employee Directors.

(5)	Kellogg does not have a non-equity incentive plan for non-employee Directors.

(6)	Kellogg does not have a pension plan for non-employee Directors and does not pay above-market or preferential rates on non-qualified deferred compensation for non-employee Directors.

(7)	Represents charitable matching contributions made in 2013 under our Corporate Citizenship Fund Matching Grant Program prior to the Program’s discontinuation: John Dillon $5,000; Gordon Gund $5,000; Dorothy Johnson $5,000; and Ann McLaughlin Korologos $1,500. For Mr. Jenness, this amount also represents Kellogg contributions to our Savings & Investment Plan and Restoration Plan ($26,674), the annual cost of the Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees) ($116,675), and physical health exams ($5,883).

(8)	As Chairman, Mr. Jenness is covered as an employee by our U.S. Pension Plans provided to other U.S.-based NEOs. Mr. Jenness is entitled to a lump sum pension benefit from the non-qualified restoration plans that was scheduled to begin on January 1, 2008 (which we refer to as the election date), however, Mr. Jenness continued as an employee beyond that date. The benefit is payable after the termination of his employment from Kellogg as a result of the application of Section 409A of the Internal Revenue Code. Therefore, Mr. Jenness does not receive any further benefit other than interest credited to his January 1, 2008 benefit from that date until the date of actual commencement. In accordance with the terms of those non-qualified restoration plans, the pension benefit (stated as a single life annuity of $155,167) was converted to a lump sum amount using the PBGC interest rate in effect in October 2007. The lump sum accrues interest at the 30-year treasury rate from the election date. If Mr. Jenness’ employment is terminated by us for cause, he will not be entitled to a benefit from these non-qualified restoration plans. The increase represents the interest earned as of December 28, 2013.

(9)	Ms. Johnson retired as a Director on April 26, 2013.

(10)	Ms. Milligan was elected as a Director on February 22, 2013.

(11)	Dr. Zabriskie retired as a Director on November 19, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.    This discussion and analysis provides information regarding the compensation program in place for our CEO, CFO, the three other most highly-compensated executive officers as of the end of fiscal 2013, and Mr. Davidson, who departed Kellogg effective October 1, 2013. In this proxy statement, we refer to our CEO, CFO, the other three individuals and Mr. Davidson as our “Named Executive Officers” or “NEOs.”

In order to present Kellogg’s executive compensation program in a simple and understandable manner, the Compensation Discussion and Analysis has been organized into the following sections:

I.	Executive Summary – an overview of our compensation program.

II.	Core Principles – the fundamental tenets upon which our compensation program is built, such as pay for performance.

III.	Compensation Approach – the process used to develop plan design, set compensation, and verify that actual pay is consistent with our Core Principles.

IV.	Compensation Plans and Design – the elements of the compensation program and 2013 pay.

V.	Compensation Policies – key policies that govern the operation of the plans.

It is important to read this section in conjunction with the detailed tables and narrative descriptions under “Executive Compensation” beginning on page 40 of this proxy statement.

I. Executive Summary.    This executive summary highlights core principles of our compensation program and the approach followed by the Compensation Committee.

Core Principles.    We operate in a robust and challenging industry, where competitive compensation is important. We believe that our executive compensation program for our NEOs should be designed to (a) provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; (b) appropriately motivate them to contribute to our short- and long-term success; and (c) help drive long-term total return for our Shareowners. Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Mitigating Risk. A detailed description of these principles is included in this Compensation Discussion and Analysis, and the following is a brief overview of each.

Pay for Performance.    Our compensation program is designed to have a significant portion of an NEO’s actual compensation linked to Kellogg’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive, three-year executive performance and stock option plans, and by limiting perquisites.

Shareowner Alignment. We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having a significant portion of an NEO’s target compensation stock-based, and using compensation plan goals that are tied to key financial metrics of Kellogg. In addition, our Compensation Committee reviews ‘total shareowner return’ as a key financial metric when reviewing performance to verify our pay for performance connection.

Values-Based.    Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.

Mitigating Risk.    Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced manner. In addition, we use clawback provisions to mitigate risk by creating appropriate remedies under certain circumstances.

Compensation Approach.    The approach utilized by the Compensation Committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles. Our compensation approach is a multi-step process based on (a) independent decision-making, (b) utilizing peer group data to appropriately target compensation levels, (c) targeting compensation at the 50th percentile of the peer group, (d) following a consistent, rigorous target setting process, and (e) utilizing verification tools to ensure appropriate decisions are being made.

II. Core Principles.    Our compensation program is based on the following core principles — each of which is more fully described below.

•	Pay for Performance,

•	Shareowner Alignment,

•	Values-Based, and

•	Mitigating Risk.

Pay for Performance.    The fundamental principle underlying our compensation programs is pay for performance. That is, linking the amount of actual pay to the performance of Kellogg and each NEO.

We accomplish this in several ways, including ensuring that target pay levels are market based, utilizing “performance-based” pay, and limiting perquisites (each of which is more fully described below).

For 2013, our corporate target performance goal for underlying internal operating profit growth was 4.5%, and our full-year performance was 1.3%. The corporate target goal for internal net sales growth was 2.7%, and our full-year performance was 0.3%. Our cash flow target goal was $1.10 billion, and our 2013 performance was $1.17 billion. Overall, operating profit and sales growth were below expectations, while cash flow was in line with expectations. Under the specific Annual Incentive Plan (AIP) thresholds and bandwidths that were established at the beginning of the year, the formulaic result of the Company’s performance is a corporate payout of 91% of target. In exercising its judgment-based methodology, the Compensation Committee considered a number of factors, including the actual performance against the initial targets, performance versus the peer group, total shareowner return, alignment between estimated quartile performance and quartile payout, key business activities (i.e., the integration of Pringles, the second largest acquisition in the Company’s history; and the development, announcement and launch of Project K, Kellogg’s four-year efficiency and effectiveness program publicly announced in November 2013), and otherwise assessed the appropriate pay for the Company’s performance. The 2013 performance is reflected in the fact that our NEOs, before consideration for business unit and individual performance, received a below target payout (91% of the target) under the 2013 AIP. Further, Kellogg’s actual 2011 through 2013 performance was below targets set for purposes of Section 162(m) of the Internal Revenue Code when the 2011-2013 Executive Performance Plan (EPP) was adopted. As a result, Kellogg did not make a payout to any NEO under the 2011-2013 EPP.

Market Driven Compensation.    All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group to ensure that our executives are appropriately compensated, and we are able to recruit and retain the right talent for the organization. Actual compensation ranges above or below the 50th percentile of our compensation peer group based on performance against pre-determined goals that are designed to drive sustainable results and increase Shareowner value.

Performance-based Compensation.    A significant portion of our NEOs’ target compensation is “performance-based” pay tied to both short-term performance (Annual Incentive Plan awards) and long-term performance (Executive Performance Plan awards and stock options). These awards link pay amounts to our level of performance with respect to achieving our strategic and operational goals. As employees assume greater responsibility, a larger portion of their total compensation is performance based. In other words, the more senior the executive, the greater percentage of their pay is tied to annual and long-term performance rather than salary. For our CEO, 88% of 2013 target compensation (salary, annual incentives and long-term incentives) was comprised of performance-based incentives.

Performance-Based Compensation

The chart above highlights the percentage contribution of each element of the 2013 target compensation. The chart demonstrates how base salary (fixed component) contributes less for the CEO from a percentage standpoint than the other NEOs. One result of this structure is that, generally speaking, the difference between actual total compensation for the CEO as compared to that of the other NEOs will be greater the better Kellogg performs.

Limited Perquisites.    To further ensure pay for performance, executives receive limited perquisites, as shown on page 36. For additional information about perquisites, refer to “Executive Compensation — Summary Compensation Table — footnote (5).

Shareowner Alignment.    Aligning the interests of our executives with Shareowners is an important way to drive behaviors that will generate long-term Shareowner value. We align these interests by using equity awards that have a long-term focus and by maintaining robust stock ownership guidelines (each of which is more fully described below). Equity-based incentives are an effective method of facilitating stock ownership and further aligning the interests of executives with those of our Shareowners. Consequently, a significant portion of our NEOs’ total target compensation is comprised of equity-based incentives (71% for CEO).

At the 2013 Annual Shareowners’ Meeting, shareowners expressed strong support with approximately 96% of votes cast in favor of Kellogg’s “Say-on-Pay” proposal. When setting compensation, and in determining compensation policies and practices, the Compensation Committee took into account the results of the 2013 Shareowner advisory resolution to approve executive compensation as demonstrating support of our compensation programs. The Committee continues to emphasize the same effective core principles, approach, design and policies underlying Kellogg’s executive compensation program highlighted here that have been applied in prior years when making future compensation decisions. Also, at the 2013 Shareowners’ Meeting, approximately 91% of votes cast approved Kellogg’s 2013 Long-Term Incentive Plan. The equity and performance-based awards under the Plan are a core component of our compensation program. They align employees, officers and directors with shareowners by providing a proprietary interest in maximizing the long-term growth, profitability and overall success of Kellogg.

Longer-Term Focus.    Our Executive Performance Plan is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical operational goals over three-year periods. These goals are tied to key financial measures (such as internal net sales growth and internal operating profit growth), which, if achieved, are drivers of Shareowner value. In addition, stock options granted in 2013 vest in three equal annual installments in 2014, 2015, and 2016, and are exercisable until the 10th anniversary of the grant date.

Stock Ownership Guidelines.    Kellogg has established robust share ownership guidelines to strengthen the ongoing and continued link between the interests of NEOs and Shareowners. The CEO and Executive Chairman are expected to own shares equal to at least six times annual base salary. Each of the other NEOs is expected to own shares equal to at least three times his annual base salary. Each of our NEOs currently exceeds or is on track to meet his ownership guideline.

Values-Based.    Kellogg’s compensation program is designed to reward an executive’s performance and contribution to Kellogg’s objectives. The NEOs are evaluated on their specific contributions, as well as the behaviors they exhibit as they drive results. In other words, our compensation is linked to “what” each NEO contributes as well as “how” an NEO makes those contributions. The shared behaviors (what we call our “K Values”) that Kellogg expects from its NEOs and believes are essential to achieving long-term dependable and sustainable growth and increased value for Shareowners are as follows:

•	Acting with integrity and showing respect;

•	Being accountable for our actions and results;

•	Being passionate about our business, our brands and our food;

•	Having the humility and hunger to learn;

•	Striving for simplicity; and

•	Loving success.

Mitigating Risk.    The compensation program is designed so that it does not encourage taking unreasonable risks relating to our business. Kellogg’s compensation program mitigates risk by balancing short-term and rolling multi-year incentives using various financial metrics to ensure the business grows in a balanced manner. In addition, the use of clawback provisions further drives risk mitigation by creating appropriate remedies under certain circumstances.

In 2013, the Compensation Committee reviewed compensation design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As a result of this review, and together with input from the independent compensation consultant, the Compensation Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.

Clawback Policies.    We maintain clawback provisions relating to our Annual Incentive Plan, stock options, and Executive Performance Plan programs. The provisions allow Kellogg to recoup performance-based gains by executive officers (and other program participants) for violations of Kellogg policy or misconduct causing a financial restatement.

III. Compensation Approach.    Our compensation approach is based on (1) independent decision making, (2) utilizing peer group data to appropriately target compensation levels, (3) targeting compensation at the 50th percentile of the peer group, (4) following a consistent, rigorous target setting process, and (5) utilizing verification tools to ensure appropriate decisions are being made. Each is described more fully below.

Independence.    Our Compensation Committee is responsible for administering the compensation program for executive officers of Kellogg. The members of the Compensation Committee are fully independent. None of the Compensation Committee members are current or former employees of Kellogg, and they are not eligible to participate in any of our executive compensation programs. For more information, see “Board and Committee Membership — Compensation Committee.” In addition, the Compensation Committee has utilized an independent compensation consultant for many years, and engaged Cook & Co. as its independent compensation consultant for 2013. Cook & Co. has been engaged by the Compensation Committee since spring 2010.

Cook & Co. works directly for the Compensation Committee, and, pursuant to Company policy, is prohibited from providing any consulting or other services to Kellogg or our executive officers other than the work performed on behalf of the Compensation Committee or the Board. The Committee has considered the independence of Cook & Co. in light of SEC rules and NYSE listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from Cook & Co. addressing the independence of Cook & Co. and the members of the consulting team serving the Committee, including the following factors: (i) other services provided to us by Cook & Co., (ii) fees paid by us as a percentage of Cook & Co.’s total revenue, (iii) policies or procedures of Cook & Co. that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Committee, (v) any Company stock owned by the senior advisor or any member of his immediate family, and (vi) any business or personal relationships between our executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by Cook & Co. and its senior advisor involved in the engagement did not raise any conflict of interest.

Peer Group.    We benchmark ourselves against comparable companies (our “compensation peer group”) to ensure that our executive officer compensation is competitive in the marketplace. The Compensation Committee uses peer group data to benchmark our compensation with respect to base salary, target annual and long-term incentives and total compensation. For 2013, our compensation peer group was comprised of the following branded consumer products companies:

Campbell Soup Co.	General Mills, Inc.	Mondelēz International
Clorox Co.	The Hershey Co.	McDonald’s Corp.
The Coca-Cola Co.	H.J. Heinz Co.	NIKE, Inc.
Colgate-Palmolive Co.	Hormel Foods Corp.	PepsiCo Inc.
ConAgra Foods, Inc.	Kimberly-Clark Corporation	Whirlpool Corp.
Dr. Pepper Snapple Group Inc.	Kraft Foods Group	Yum! Brands, Inc.
Estee Lauder Companies, Inc.	Mattel, Inc.

The compensation committee determines the compensation peer group taking into account input from the independent compensation consultant. Our independent compensation consultant’s viewpoints are based on objective screening criteria for a variety of factors. The Compensation Committee considers a variety of criteria to determine our peer group, including companies that (i) are in the same or similar lines of business, (ii) compete for the same customers with similar products and services, (iii) have comparable financial characteristics that investors view similarly, (iv) consider Kellogg a peer, (v) ISS considers Kellogg’s peers, and (vi) are within a reasonable range in terms of percentile rank of Kellogg for key financial metrics such as revenue, pre-tax income, total assets, total equity, total employees, market capitalization, and composite percentile rank.

For 2013, our compensation peer group was changed due to two significant corporate transactions occurring during 2012. First, former Kraft Foods Inc. was replaced with its two successor entities, Kraft Foods Group and Mondelēz International. Second, Sara Lee, which is now named Hillshire Brands, was removed from the group due to no longer meeting our objective size screening criteria. These changes continue to position Kellogg in the median range of the comparison companies in various measures of company size. We believe that our compensation peer group is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in Kellogg. Our compensation peer group companies were chosen because of their leadership positions in branded consumer products and their overall relevance to Kellogg. The quality of these organizations has allowed Kellogg to maintain a high level of continuity in the peer group, providing a consistent measure for benchmarking compensation.

The composition of our compensation peer group has changed over time based on market events such as mergers and other business combinations. Consequently, the Compensation Committee periodically reviews the compensation peer group to confirm that it continues to be an appropriate benchmark for our program.

50th Percentile.    All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group. We believe targeting the 50th percentile allows Kellogg to recruit the best talent for the organization, while providing a good balance between paying for performance and controlling our compensation expense. Once we set compensation at the 50th percentile, actual pay will depend largely upon Kellogg’s performance versus our operating plan budgets and in part upon our performance peer group. Again, the design drives pay for performance. Our 2013 “performance peer group” consists of food companies in the broader compensation peer group (Campbell Soup Co., ConAgra Foods, Inc., General Mills, Inc., H.J. Heinz Co., The Hershey Co., Kraft Foods Group, Mondelēz International and PepsiCo Inc.), plus Unilever N.V. and Nestlé S.A. The performance peer companies were chosen because they most closely compete with Kellogg in the consumer marketplace and for investors’ dollars, and face similar business dynamics and challenges.

Process.    Each year, the Compensation Committee follows a consistent, rigorous process to determine compensation for the NEOs and other senior executives. The following process occurs during several meetings over several months.

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The independent compensation consultant presents the Compensation Committee with relevant compensation information such as a market assessment, peer group benchmarking data, information about other relevant market practices, and emerging trends.

•	The independent consultant makes recommendations to the Compensation Committee regarding target levels for total compensation and each pay element for each NEO.

•	The CEO makes recommendations to the Compensation Committee regarding the performance and compensation for each NEO (other than himself).

•	The Compensation Committee reviews the information provided by the independent compensation consultant and the compensation recommendations at regular meetings and in Executive Session.

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Based on its review of performance versus our operating plan, performance against the peer group, individual performance, input from the independent compensation consultant and other factors, the Compensation Committee makes recommendations to the full Board regarding the compensation for the CEO and the other NEOs.

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The independent members of the Board, meeting in executive session, determine the compensation of the CEO. The full Board determines the compensation of the other NEOs (unless an NEO is also a Director in which case the NEO abstains from the determination of his own compensation).

Verification Tools.    The Compensation Committee utilizes several tools to help verify that the design of our program is consistent with our Core Principles and that the amount of compensation is within appropriate competitive parameters. For example, each year, the Compensation Committee reviews “pay tallies”, which includes a detailed analysis of each NEO’s target and actual annual cash compensation, equity awards, retirement benefits, perquisites, change-in-control and severance payments. The Compensation Committee also reviews wealth accumulation, which includes the projected value of each NEO’s equity awards and retirement benefits. This analysis describes the amount of compensation each NEO has accumulated to date. In connection with this review, no unintended consequences of the compensation program design were discovered. In addition, the Compensation Committee concluded that the total compensation of the NEOs aligns pay with performance and is appropriate and reasonable. In addition, our Compensation Committee uses a key financial metric, total shareowner return, as a tool to verify our pay for performance connection.

IV. Compensation Plans and Design.    NEO compensation includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for NEOs is comprised of base salary and the AIP. Long-term incentives consist of stock option grants and three-year EPP.

Total Compensation.    The target for total compensation and each element of total compensation is the 50th percentile of our compensation peer group. In setting the compensation for each NEO, the Compensation Committee considers individual performance, experience in the role and contributions to achieving our business strategy. We apply the same Core Principles and Compensation Approach in determining the compensation for all of our NEOs, including the CEO. The Compensation Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each NEO.

At the time we set compensation, actual compensation percentiles for the preceding fiscal year are not available. So, we are unable to compare actual to target compensation on a percentile basis for our NEOs because of timing. The companies in our compensation peer group do not all report actual compensation on the same twelve month basis. Even if this information were available we do not believe it would provide Shareowners with a fair understanding of our executive compensation program because actual compensation can be impacted by a variety of factors, including changes in stock prices, company performance and vesting of retirement benefits.

Key elements of our 2013 NEO compensation program are as follows.

Element	Purpose	Characteristics

Base Salaries	Compensates executives for their level of responsibility and sustained individual performance. Also, helps attract and retain strong talent.	Fixed component; evaluated annually

Annual Incentives (AIP)	Promotes achieving our annual corporate and business unit financial goals, as well as people safety, food safety and diversity and inclusion.	Performance-based cash opportunity; amount varies based on company and business results, and individual performance.

Long-Term Incentives (EPP and Options)	Promotes (a) achieving our long-term corporate financial goals through the Executive Performance Plan and (b) stock price appreciation through stock options.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Retirement Plans	Provides an appropriate level of replacement income upon retirement. Also, provides an incentive for a long-term career with Kellogg, which is a key objective.	Fixed component; however, contributions tied to pay vary based on performance.

Post-Termination Compensation	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent component; only payable if the executive’s employment is terminated under certain circumstances.

Base Salaries.    Base salaries for NEOs are targeted at the 50th percentile of the compensation peer group, and are set based on an NEO’s experience, proficiency, and sustained performance in role. The Compensation Committee judged each NEO’s base salary for 2013 to be appropriately positioned relative to the 50th percentile based on this analysis. Annually, the Compensation Committee evaluates whether to award base salary merit increases, including considering changes in an NEO’s role and/or responsibility. In 2013, the NEOs received base salary merit increases that in the Committee’s view correctly positioned each NEO’s salary relative to the 50th percentile based on sustained performance.

Annual Incentives.    Annual incentive awards to the NEOs are paid under the terms of the Kellogg Senior Executive Annual Incentive Plan (“AIP”), which was approved by the Shareowners and is administered by the Compensation Committee. Awards granted to NEOs under the terms of the AIP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Once the targets for purposes of Section 162(m) are reached (as was the case for fiscal 2013), the Compensation Committee uses a judgment-based methodology in exercising negative discretion from the maximum payout level permitted under Section 162(m) to determine the actual payout for each NEO. As part of this methodology, at the beginning of fiscal 2013, the Compensation Committee established for each NEO annual incentive opportunities as a percentage of an executive’s base salary (“AIP Target”). The AIP targets for each NEO are based on the 50th percentile of the compensation peer group.

Each year, the Compensation Committee sets performance ranges (which we refer to as “bandwidths”) centered on targets for underlying internal operating profit, internal net sales, and cash flow to help determine what percentage of the AIP Target would be paid out to each NEO. The targets and bandwidths are based on our operating plan for the fiscal year and are designed to achieve our objectives for sustainable, dependable growth. Targets are then compared with the forecasted performance of the performance peer group to ensure that our operating plan targets are reasonable and sufficiently challenging relative to the forecasted performance for the performance peer group. Operating plan targets generally fall within the median range of forecasted performance for the performance peer group with the maximum and minimum of the bandwidth falling generally within the top and bottom quartiles, respectively, of the performance peer group forecast. Consequently, actual performance above the forecasted median of the performance peer group would generally result in annual incentive payments above the target level, with payments at the maximum level being made for performance in the forecasted top quartile of the performance peer group. Conversely, performance below the median would generally result in annual incentive payments below the target level, with no payment being made for performance below a minimum threshold.

The actual percent of the AIP Target paid to our NEOs each year can range from 0% to 200% of the target opportunity, based primarily upon corporate performance against internal net sales, underlying internal operating profit, cash flow, safety and diversity. 90% of the target corporate opportunity consists of underlying internal operating profit growth, internal net sales growth and cash flow performance and are weighted 50%, 30% and 20%, respectively. People safety, food safety and quality, and diversity and inclusion comprise the remaining 10% of target corporate opportunity. The Compensation Committee and management believe that by using these metrics Kellogg is encouraging profitable top line growth and cash generation for Shareowners.

Our measure of underlying internal operating profit excludes the impact of foreign currency translation, mark-to-market adjustments, acquisitions, dispositions, transaction and integration costs associated with the acquisition of Pringles, and costs related to Project K. Internal net sales growth excludes the impact of changes in foreign currency exchange rates, acquisitions, dispositions and integration costs. For these reasons, underlying internal operating profit growth and internal net sales growth are not comparable to the GAAP measures of operating profit and net sales growth. In addition, the target performance goals for underlying internal operating profit growth and internal net sales growth used in the AIP reflect certain budgeted assumptions relating to foreign currency exchange rates, acquisitions, dispositions and shipping day differences in our operating plan to facilitate year-to-year comparisons. Finally, we measure cash flow, another non-GAAP measure, by reducing operating cash flow by an amount equal to Kellogg’s capital expenditures. Consequently, results reported in our financial statements may differ from performance against our AIP goals.

In addition to operating results, each NEO is held accountable for achieving annual goals set at the start of the fiscal year relating to current organizational capabilities and future organizational requirements. Consistent with our commitment to a balanced approach between individual performance and adherence to our Core Principles, each NEO’s performance is assessed both against his level of individual achievement against these agreed upon goals and the alignment of his behavior in achieving those goals with our core values. We refer to this as balancing the “what” and the “how” of individual performance.

In 2013, all but one of the NEOs were participants in the AIP. Mr. Norman was a participant in the European AIP, the plan used broadly for our European employees. For the NEOs other than Mr. Norman in 2013, 90% of the annual incentive opportunity was based on performance against corporate financial metrics (operating profit, net sales, and cash flow, as described above) and 10% was based on performance against non-financial targets (people safety, food safety and quality, and diversity and inclusion). For Mr. Norman, 50% of his opportunity was based on performance against the corporate financial and non-financial targets, 40% based on European performance against Europe’s financial targets, and 10% was based on European people safety, food safety and quality, and diversity and inclusion.

Corporate Financial Metrics.    With respect to our financial metrics, our corporate target performance goal for underlying internal operating profit growth was 4.5%, and our full-year performance was 1.3%. The corporate target goal for internal net sales growth was 2.7%, and our full-year performance was 0.3%. Our corporate cash flow target goal was $1.10 billion, and our 2013 performance was $1.17 billion. Overall, corporate operating profit and sales growth were below expectations, while cash flow was in line with expectations.

European Financial Metrics.    For 2013, the European business unit performance was a component of Mr. Norman’s AIP. In Europe, our underlying internal operating profit growth performance goal was 10.9%, and our full-year performance was 2.6%. Europe’s 2013 target goal for internal net sales growth was 2.1%, and Europe’s sales performance was 1.7%. The European cash flow target was $180.5 million, and cash flow performance was $236.6 million, both at budgeted currency rates. Overall, European operating profit and sales performance were below expectations, and cash flow exceeded expectations.

For the 2013 non-financial metrics, Kellogg corporate and Europe exceeded people safety targets, and were above target for food safety and quality measures. With respect to diversity and inclusion performance, Kellogg corporate achieved target and Europe was below target. The actual payout factor applied for each metric is calculated based on how 2013 results compared to each target performance goal. Under the specific AIP thresholds and bandwidths that were established at the beginning of the year, the formulaic result of Kellogg’s performance is a corporate payout of 91% of target. In exercising its judgment-based methodology, the Compensation Committee considered a number of factors, including the actual performance against the initial targets, performance versus the peer group, total shareowner return, alignment between estimated quartile performance and quartile payout, key business activities (i.e., the integration of Pringles, the second largest acquisition in the Company’s history; and the development, announcement and launch of Project K, Kellogg’s four-year efficiency and effectiveness program publicly announced in November 2013), and otherwise assessed the appropriate pay for the Company’s performance. The 2013 performance is reflected in the fact that our NEOs, before consideration for business unit and individual performance, received a below target payout (91% of the target) under the 2013 AIP. Based on these results discussed above and exercising its judgment-based methodology, the Compensation Committee determined that 91% of the AIP Target would be paid out to our NEOs (other than Mr. Norman) for 2013 and 97% of the AIP Target would be paid out to Mr. Norman, before taking individual performance into consideration. The Compensation Committee considered Mr. Dissinger’s individual performance in 2013, and awarded him an AIP amount equal to 106% of his AIP Target. The Compensation Committee considered a number of factors in assessing his individual performance including taking a leading role in developing the framework for Project K, including its Global Business Services, and driving strong cash flow discipline throughout the organization. Based on Mr. Hirst’s individual performance in 2013, the Compensation Committee awarded him an AIP amount equal to 141% of his AIP Target. The Compensation Committee recognized the notably strong performance by Mr. Hirst in 2013, including results on people safety; enhanced quality and regulatory controls and execution; assessing, designing and executing the supply chain elements of Project K, and overall, continued operational performance of Kellogg’s supply chain organization across the network.

The chart below includes information about the 2013 AIP for each NEO.

	AIP Target		AIP Maximum	2013 AIP Payout (Paid in March 2014)
	% of Base Salary(1)	Amount($)	Amount($)	% of AIP Target	Amount of AIP Payout ($)(2)
John Bryant	150%	1,749,000	3,498,000	91%	1,591,600
Ron Dissinger	100%	650,000	1,300,000	106%	689,000
Paul Norman	100%	702,600	1,405,200	97%	681,600
Gary Pilnick	90%	585,000	1,170,000	91%	532,400
Alistair Hirst	80%	352,000	704,000	141%	496,400
Brad Davidson(3)	110%	880,000	1,760,000	0%	0

(1)	For AIP purposes, incentive opportunities are based on executives’ salary levels at the last day of the calendar year. Annual salary increases typically become effective in April of each year.

(2)	Based on Kellogg’s performance and each NEO’s individual performance, as described above. All amounts are less than the maximum payout allowable under Section 162(m).

(3)	Mr. Davidson forfeited and did not receive any 2013 AIP payout.

Long-Term Incentives.    Long-term incentives are provided to our executives under the 2013 Long-Term Incentive Plan (or LTIP), which was approved by Shareowners. These incentives are intended to promote achieving our long-term corporate financial goals and earnings growth. The LTIP allows for grants of stock options, stock appreciation rights, restricted shares and performance shares and units (such as Executive Performance Plan awards), and is intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code as performance-based pay (resulting in paid awards being tax deductible to Kellogg). The total amount of long-term incentives for the NEOs (based on the grant date expected value) is targeted at the 50th percentile of the compensation peer group.

All of the 2013 long-term incentive opportunity for the NEOs was provided through equity-based awards, which the Compensation Committee believes best achieves several of the Core Principles, including Pay for Performance and Shareowner Alignment. For 2013, the Compensation Committee determined that the NEOs would receive approximately 70% of their total long-term incentive opportunity in stock options and the remaining 30% in performance shares (granted under the Executive Performance Plan, as discussed below). This targeted mix was weighted more heavily to performance shares for the CEO and did not include the performance-based restricted stock unit awards granted to the other NEOs discussed below. The Compensation Committee established this mix of awards after considering our Core Principles, compensation peer group practices and cost implications.

Stock Options.    The Compensation Committee believes stock options align NEOs with Shareowners because the options provide value to the NEO only if our stock price increases after the grants are made. Stock option awards for our NEOs are determined on a position-by-position basis using survey data for corresponding positions in our compensation peer group. Individual awards may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential. The exercise price for the options is set at the closing trading price on the date of grant, options vest over three years, and are exercisable for ten years after grant, which further drives shareowner alignment by encouraging a focus on long-term growth and stock performance.

The options granted in 2013 vest and become exercisable in three equal annual installments with one-third vesting on February 22, 2014 (the first anniversary of the grant date), one-third vesting on February 22, 2015 (the second anniversary of the grant date) and the final third vesting on February 22, 2016 (the third anniversary of the grant date). The per-share exercise price for the stock options is $60.01, the closing trading price of Kellogg common stock on the date of the grant. Approximately 89% of the stock options covered by the 2013 grant were made to employees other than the NEOs. The number of stock options granted in 2013 is targeted at the 50th percentile of the compensation peer group.

Executive Performance Plan.    The Executive Performance Plan (“EPP”) is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical multi-year operational goals. These goals, such as internal net sales growth and internal operating profit, are designed to increase Shareowner value. Internal net sales and operating profit growth exclude the impact of acquisitions, divestitures, integration costs and the impact of currency. Approximately 150 of our most senior employees participate in the EPP, including the NEOs. Performance under EPP is measured over the three-year performance period based on performance levels set at the start of the period. Vested EPP awards are paid in Kellogg common stock.

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2013-2015 EPP.    Similar to the AIP, awards granted to NEOs under the terms of the EPP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Compensation Committee approves the targets and bandwidths for the 2013-2015 EPP in the same manner as the targets and bandwidths for the AIP. The bandwidths are based on our long-range operating plan, and are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth.

The Compensation Committee and management believe that the metrics for the 2013-2015 EPP — internal net sales growth and underlying internal operating profit growth — emphasize the importance of revenue and profit and are strongly linked to performance of Kellogg and Shareowner value. Similar to the AIP, once the Compensation Committee confirms the performance level delivered is at the level for which the NEOs are eligible to receive a payout under the EPP, the Compensation Committee uses a judgment-based methodology in exercising downward, negative discretion to determine the actual payout for each NEO. However, unlike the AIP, the Compensation Committee does not consider individual performance in determining payouts. The Compensation Committee weighs only company performance when determining actual payouts under the EPP.

The Compensation Committee sets each individual’s target at 30% of his or her total long-term incentive opportunity. Participants in the EPP have the opportunity to earn between 0% and 200% of their EPP target, however, dividends are not paid on unvested EPP awards. For the 2013-2015 EPP, the corporate target performance goal for compound annual internal net sales growth is 3% and for compound annual underlying internal operating profit growth is 5%. The 2013-2015 EPP cycle began on December 29, 2012 (first day of fiscal 2013) and concludes on January 2, 2016 (last day of fiscal 2015). The 2013-2015 EPP award opportunities, presented in number of potential shares that can be earned, are included in the Grant of Plan-Based Awards Table on page 44 of this proxy statement.

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2011-2013 EPP.    For the 2011-2013 EPP, the performance period ended on December 28, 2013 (the last day of fiscal 2013). In February 2014, after Kellogg’s 2013 annual audited financial statements were completed, the Compensation Committee reviewed our performance versus the internal net sales growth and underlying internal operating profit growth targets established in 2011 for purposes of Section 162(m). The Compensation Committee determined that the targets set for purposes of Section 162(m) had not been reached. Consequently, the NEOs did not receive any payout under the 2011-2013 EPP.

The chart below includes information about 2011-2013 EPP opportunities and actual payouts:

	EPP Target Amount(#)	EPP Maximum Amount(#)	2011-2013 EPP Payout
			% of EPP Target	Amount(#)	Amount($)
John Bryant	31,100	62,200	0%	0	0
Ron Dissinger	7,600	15,200	0%	0	0
Paul Norman	8,600	17,200	0%	0	0
Gary Pilnick	6,300	12,600	0%	0	0
Alistair Hirst	1,300	2,600	0%	0	0
Brad Davidson	10,900	21,800	0%	0	0

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Restricted Stock and Restricted Stock Units.    We award restricted shares and restricted stock units from time to time to selected executives and employees based on a variety of factors, including facilitating recruiting and retaining key executives. The Company’s practice when granting any of these awards to NEOs is to provide a grant approximately equal to one times the employee’s base salary. For NEOs, restricted stock awards vest and become unrestricted after at least a three year post-grant holding period.

In September 2013, Kellogg granted performance-based restricted stock units to Mr. Norman, Mr. Dissinger and Mr. Pilnick. The Compensation Committee deemed it appropriate to make these grants for these key executives to enhance the retention of who the Committee believes are critical to the overall success of certain key, long-term strategic initiatives (including Project K, the four year efficiency and effectiveness program), as well as to maintaining business continuity and driving growth. Consistent with past practice, the award value of the retention RSUs granted to these senior executives was approximately equal to one times the base salary of the recipient. When considering these awards, the Committee also reviewed the value of these awards for consistency with past Kellogg awards and retention awards granted within our compensation peer group. These awards are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The awards will vest in full on the third anniversary of the grant date, but only if the Company exceeds a minimum comparable diluted earnings per share threshold measured on a cumulative basis commencing at the beginning of the fourth quarter of fiscal 2013 and ending at the end of the third quarter of fiscal 2016. If the performance threshold is met, the awards would be paid in shares at the end of the performance period, except for amounts withheld by the Company for minimum statutory withholding requirements. Dividends are not paid on unvested awards, and the grants will be forfeited if the executive leaves the Company prior to the end of the performance period, except for retirement, death, disability or change in control. The Committee believed that the award values and the three-year performance-based vesting schedule were appropriate under the circumstances as a retention incentive.

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Post-Termination Compensation.    The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits, which are competitive with the compensation peer group and general industry practices, are payable if and only if the executive’s employment is terminated without cause. The Kellogg Severance Benefit Plan and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners. Kellogg’s severance program is consistent with market practices, and cash severance for our grandfathered NEOs is payable in the amount of two times the current annual salary plus two times target annual incentive awards prior to separation. Beginning in 2011, the Compensation Committee modified severance and change in control benefits for newly-named senior executives to more closely align with the 50th percentile of our compensation peer group. Cash severance for newly-named senior executives is now payable in the amount of two times the current annual salary. The potential severance amount no longer includes annual incentive awards for newly-named senior executives. Cash compensation following a change in control for grandfathered NEOs is payable in the amount of two times the current annual salary plus two times the higher of the target annual incentive award and the highest annual incentive award during the three years before the change in control. Cash compensation following a change in control for newly-named senior executives is payable in the amount of two times the current annual salary plus the average of the annual incentive awards during the three years before the change in control. Of the current NEOs, Mr. Hirst is the only executive who became an NEO since 2011. For more information, please refer to “Potential Post-Employment Payments,” which begins on page 55 of this proxy statement.

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Retirement Plans.    Our CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive only) to a broad base of employees. The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, and thus, an individual’s performance over time will influence the level of his or her retirement benefits. Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock are not included when determining retirement benefits for any employee (including executives). In addition, we do not pay above-market interest rates on amounts deferred under either our qualified or non-qualified savings and investment plans. For more information, please refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” which begins on page 50 of this proxy statement.

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Perquisites.    The Compensation Committee believes that it has taken a conservative approach to perquisites. The only perquisite exclusive to CEO direct reports is an annual physical health exam. The Summary Compensation Table beginning on page 40 of this proxy statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

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Employee Stock Purchase Plan.    We have a tax-qualified employee stock purchase plan that is made available to substantially all U.S. employees, which allows participants to acquire Kellogg stock at a discount price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. The plan allows participants to buy Kellogg stock at a 5% discount to the market price. Under applicable tax law, no plan participant may purchase more than $25,000 in market value, as defined in the plan, of Kellogg stock in any calendar year.

V. Executive Compensation Policies.

Executive Stock Ownership Guidelines.    In order to preserve the linkage between the interests of senior executives and those of Shareowners, senior executives are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, including by retaining stock received upon exercise of options or the vesting of stock awards (including EPP awards), participating in the Employee Stock Purchase Plan and purchasing stock in the open market. The stock ownership requirement for our CEO and Executive Chairman is six times annual base salary. The stock ownership requirement for our other NEOs under our stock ownership guidelines is three times annual base salary. Our current stock ownership guidelines (minimum requirements) are as follows:

Chief Executive Officer and Executive Chairman	6x annual base salary
Named Executive Officers (other than the CEO)	3x annual base salary
Other senior executives	2-3x annual base salary depending on level

These executives have five years from the date they first become subject to a particular level of the guidelines or from the date of a material increase in their base salary to meet them. All of our NEOs and other senior executives currently meet or are on track to meet their ownership guideline. The Compensation Committee reviews compliance with the guidelines on an annual basis. Executives who are not in compliance with the guidelines may not sell stock without prior approval from our Chief Executive Officer, except for stock sales used to fund the payment of taxes and transaction costs incurred in connection with the exercise of options and the vesting of stock awards.

Practices Regarding the Grant of Equity Awards.    The Compensation Committee has generally followed a practice of making all option grants to executive officers on a single date each year. Prior to the relevant Compensation Committee meeting, the Compensation Committee reviews an overall stock option pool for all participating employees (approximately 3,800 in 2013) and recommendations for individual option grants to executives. Based on this review, the Compensation Committee approves the overall pool and the individual option grants to executives.

The Board grants these annual awards at its regularly-scheduled meeting in February. The February meeting usually occurs within 2 or 3 weeks following our final earnings release for the previous fiscal year. We believe that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. EPP Awards are granted at the same time as options.

While most of our option awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.

All option awards made to our NEOs, or any of our other employees, are made pursuant to our LTIP. The exercise price of options under the LTIP is set at the closing trading price on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. All grants to NEOs are made by the Board itself and not pursuant to delegated authority. Pursuant to authority delegated by the Board and subject to the Compensation Committee-approved allocation, awards of options to employees below the executive level are made by our CEO or his delegates.

Securities Trading Policy.    Our securities trading policy prohibits our Directors, executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.

Clawback Policies.    We maintain clawback provisions relating to stock options, AIP awards and EPP awards. Under the clawback provisions for stock options, if an executive voluntarily leaves our employment to work for a competitor within one year after any option exercise, then the executive must repay to Kellogg any gains realized from such exercise (but reduced by any tax withholding or tax obligations). Beginning with our stock option grants in 2009, we have expanded the scope of our clawback provisions. In the event of certain violations of Kellogg policy and, in the case of executive officers, misconduct causing a financial restatement, any gains realized from the exercise of stock options are now subject to recoupment depending on the facts and circumstances of the event. Furthermore, the Compensation Committee approved in February 2010 similar clawback provisions in Kellogg’s AIP and EPP programs.

Deductibility of Compensation and Other Related Issues.    Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company’s CEO and three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we believe we have taken the necessary actions to ensure the deductibility of payments under the AIP and with respect to stock options and performance shares granted under our plans, whenever possible. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. In contrast, restricted stock granted under our plans generally does not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of restricted stock in some cases will result in a loss of tax deductibility of compensation. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our shareowners. In specific instances we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of Kellogg and of our executive compensation program.

We require any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. This policy ensures that all base salary will be deductible under Section 162(m) of the Internal Revenue Code. The deferred amounts are credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in stock upon the executive’s termination from employment. The only NEO affected by this policy in 2013 was Mr. Bryant who deferred $113,000 of his salary.

The Compensation Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Kellogg realizes a tax deduction upon the payment to/realization by the executive.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of the Board oversees our compensation program on behalf of the Board. In the performance of its oversight function, the Compensation Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and our proxy statement to be filed in connection with our 2014 Annual Meeting of Shareowners, each of which will be filed with the SEC.

COMPENSATION COMMITTEE

John Dillon, Chair

Gordon Gund

Ann McLaughlin Korologos

Rogelio Rebolledo

EXECUTIVE COMPENSATION

Summary Compensation Table.

The following narrative, tables and footnotes describe the “total compensation” earned during 2013, 2012 and 2011 by our NEOs. The total compensation presented below does not reflect the actual compensation received by our NEOs or the target compensation of our NEOs in 2013, 2012 and 2011. The actual value realized by our NEOs in 2013 from long-term incentives (options and 2010-2012 EPP) is presented in the Option Exercises and Stock Vested Table on page 49 of this proxy statement. Target annual and long-term incentive awards for 2013 are presented in the Grant of Plan-Based Awards Table beginning on page 44 of this proxy statement.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary.    Base salary earned during 2013. Refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Base Salaries.”

Bonus.    We did not pay any discretionary bonuses to our NEOs in 2013. Each NEO (other than Mr. Davidson) earned an annual performance-based cash incentive under our AIP, as discussed below under “Non-Equity Incentive Plan Compensation.” Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives.”

Stock Awards.    The awards disclosed under the heading “Stock Awards” consist of EPP awards and restricted stock unit awards. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our annual Report on Form 10-K for the year ended December 28, 2013. Details about the EPP awards granted in 2013 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the NEO receives. The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

Option Awards.    The awards disclosed under the heading “Option Awards” consist of annual option grants (each an “option”). The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 28, 2013. Details about the option awards made during 2013 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Stock Options” for additional information. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

Non-Equity Incentive Plan Compensation.    The amount of Non-Equity Incentive Plan Compensation consists of the Kellogg Senior Executive Annual Incentive Plan (“AIP”) awards granted and earned (if any) in 2013, 2012 and in 2011. At the outset of each year, the Compensation Committee grants AIP awards to the CEO, CFO and the other NEOs. Such awards are based on our performance each year and are paid in March following the completed year. For information on these awards refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives.”

Change in Pension Value.    The amounts disclosed under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” represent the actuarial increase during 2013, 2012 and 2011 in the pension value provided under the pension plans. Kellogg does not pay above-market or preferential rates on non-qualified deferred compensation for employees, including the NEOs. A detailed narrative and tabular discussion about our pension plans and non-qualified deferred compensation plans, our contributions to our pension plans and the estimated actuarial increase in the value of our pension plans are presented under the heading “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

All Other Compensation.    Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and in 2013 were primarily comprised of relocation costs, retirement benefit contributions and the cost of death benefits.

Summary Compensation Table

It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
John Bryant	2013	1,150,768	0	2,525,069		2,038,456	1,591,600	544,000		113,979	7,963,872
President and Chief Executive Officer	2012	1,076,932	0	1,621,356		1,789,974	1,089,000	929,000		112,039	6,618,301
	2011	1,000,012	0	1,482,848		2,316,594	1,093,500	635,000		67,159	6,595,113

Ron Dissinger	2013	638,462	0	1,011,372		469,119	689,000	1,207,000		127,403	4,142,356
Senior Vice President and Chief Financial Officer	2012	589,964	0	379,566		418,824	356,400	924,000		131,506	2,800,260
	2011	542,632	0	362,368		566,580	405,700	709,000		110,668	2,696,948

Paul Norman	2013	698,950	0	1,055,060		472,234	681,600	—	(8)	1,515,908	4,423,752
Senior Vice President, Kellogg Company, Chief Growth Officer	2012 2011	679,314 669,138	0 0	492,030 410,048		541,812 639,996	453,300 661,000	1,318,000 971,000		1,390,726 53,889	4,875,182 3,405,071

Gary Pilnick	2013	635,228	0	865,383		312,746	532,400	—	(8)	54,133	2,399,890
Senior Vice President, General Counsel, Corporate Development & Secretary	2012 2011	582,346 567,320	0 0	342,078 300,384		375,058 470,820	328,800 529,200	452,000 313,000		68,554 36,955	2,148,836 2,217,679

Alistair Hirst	2013	424,998	0	210,873		228,641	496,400	1,182,000		49,983	2,592,895
Senior Vice President, Kellogg Company, Global Supply Chain

Brad Davidson(6)	2013	587,783	0	551,514	(7)	593,719	0	—	(8)	343,081	2,076,097
Former Senior Vice President Kellogg Company, President, Kellogg North America	2012 2011	713,622 686,640	0 0	571,692 519,712	(7) (7)	629,344 809,970	583,600 559,800	1,688,000 1,299,000		198,644 161,838	4,384,902 4,036,960

(1)	Reflects the grant-date fair value of stock awards calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 28, 2013 for a discussion of the relevant assumptions used in calculating the fair value. The table below presents separately the grant-date fair value for our EPP awards and restricted stock unit awards:

	Year	EPP ($)	Restricted Stock Units ($)	Total ($)
John Bryant	2013	2,525,069	0	2,525,069
	2012	1,621,356	0	1,621,356
	2011	1,482,848	0	1,482,848
Ron Dissinger	2013	437,967	573,405	1,011,372
	2012	379,566	0	379,566
	2011	362,368	0	362,368
Paul Norman	2013	437,967	617,093	1,055,060
	2012	492,030	0	492,030
	2011	410,048	0	410,048
Gary Pilnick	2013	291,978	573,405	865,383
	2012	342,078	0	342,078
	2011	300,384	0	300,384
Alistair Hirst	2013	210,873	0	210,873
Brad Davidson	2013	551,514	0	551,514
	2012	571,692	0	571,692
	2011	519,712	0	519,712

(2)	If the highest level of performance conditions are achieved, then the grant-date fair value of the EPP awards for each NEO is as follows, Mr. Bryant: $5,050,138, $3,242,712 and $2,965,696 for 2013, 2012, and 2011, respectively; Mr. Dissinger, $875,934, $759,132 and $724,736 for 2013, 2012, and 2011, respectively; Mr. Norman: $875,934, $984,060 and $820,096 for 2013, 2012, and 2011, respectively; Mr. Pilnick: $583,956, $684,156 and $600,768 for 2013, 2012, and 2011, respectively; and Mr. Hirst: $421,746 for 2013. Mr. Davidson forfeited these EPP awards and will not receive any payment, but if he had and the highest level of performance conditions are achieved, then the grant-date fair value of the EPP awards is: $1,103,028, $1,143,384, and 1,039,424 for 2013, 2012, and 2011, respectively.

(3)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO for stock option grants. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 28, 2013 for a discussion of the relevant assumptions used in calculating the grant-date fair value.

(4)	Solely represents the actuarial increase during 2013 (for 2013 compensation), 2012 (for 2012 compensation) and 2011 (for 2011 compensation) in the pension value provided under the U.S. Pension Plans for each NEO as we do not pay above-market or preferential earnings on non-qualified deferred compensation. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. A variety of factors impact the actuarial increase in present value (pension value). Factors typically impacting the pension value include service accruals during the year, increases in pay, changes in the discount rate and employment agreements.

(5)	The table below presents an itemized account of “All Other Compensation” provided in 2013 to the NEOs, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope.

	Kellogg Contributions to S&I and Restoration Plans(a) ($)	Company Paid Death Benefit(b) ($)	Financial Planning Assistance(c) ($)	Non-Business Aircraft Usage(d) ($)	Physical Exams(e) ($)	International Relocation and Assignment(f) ($)	Severance ($)	Total ($)
John Bryant	89,591	15,032	2,500	0	6,856	0	0	113,979
Ron Dissinger	39,794	75,846	6,000	0	5,763	0	0	127,403
Paul Norman	47,147	8,540	6,000	0	0	1,454,221	0	1,515,908
Gary Pilnick	38,561	6,872	6,000	0	2,700	0	0	54,133
Alistair Hirst	28,441	6,487	2,548	0	12,507	0	0	49,983
Brad Davidson	46,855	15,562	6,000	12,404	7,260	0	255,000	343,081

(a)	For information about our Savings & Investment Plan and Restoration Plan, refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans — Non-Qualified Deferred Compensation” beginning on page 52.

(b)	Annual cost for Kellogg-paid life insurance, Kellogg-paid accidental death and dismemberment, Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees). This benefit has not been provided to new participants after December 31, 2010.

(c)	Reflects reimbursement for financial and tax planning assistance.

(d)

The 2013 amount for Mr. Davidson is the incremental cost of a flight relating to a personal event. The incremental cost of Kellogg aircraft used for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor

(inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. On certain occasions, an NEO or an NEO’s spouse or other family member may fly on the corporate aircraft as additional passengers. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. Kellogg does not pay its NEOs any amounts in respect of taxes (so called gross up payments) on income imputed to them for non-business aircraft usage.

(e)	Actual cost of a physical health exam.

(f)	As a global organization, senior executives are located in key business centers around the world. To facilitate the assignment of experienced employees to support the business, we provide for the reimbursement of certain expenses incurred as a result of their international relocation and assignment. The objective of this program is to manage through disruption and ensure that the employees not be financially disadvantaged or advantaged in a meaningful way as a result of the relocation. Mr. Norman was relocated to our offices in Switzerland in September 2012 to manage our European operations. The payment of the following expenses is pursuant to our reimbursement policy on relocation and temporary international assignment, applicable to eligible employees who relocate at the request of Kellogg: annual temporary assignment relocation payments and allowances ($609,656) to address the incremental costs of housing, living, transportation, dependent education and other associated costs; and tax equalization and gross-up payments ($844,565) to ensure that Mr. Norman bears a tax burden that would be comparable to his U.S. tax burden on income that is not related to the international relocation and temporary assignment. Mr. Norman remains financially responsible for the amount of taxes he would have incurred if he had continued to live and work in the U.S.

(g)	Pursuant to an Agreement entered into in August, 2013, Mr. Davidson will receive pay (salary and target bonus) and benefits over a two year period under the Kellogg Company Severance Benefit Plan, subject to his compliance with certain restrictive covenants. The amount which was paid to Mr. Davidson in 2013 is set forth in the table. See “Potential Post-Employment Payments” below for additional information.

(6)	Mr. Davidson departed Kellogg Company effective October 1, 2013. He forfeited and did not receive any 2013 AIP in connection with his departure from Kellogg.

(7)	These entries in the table reflect the granting of EPP awards. Mr. Davidson subsequently forfeited and will not receive any payout under the 2013-2015, 2012-2014, 2011-2013 EPP in connection with his departure from Kellogg.

(8)	Due to the increase in fiscal year-end discount rates from 2012 to 2013, the actuarial value of the pensions for Mr. Norman and Mr. Pilnick decreased by $370,000 and $95,000, respectively, during 2013. For a similar reason, and also as a result of Mr. Davidson’s departure from the Company, the actuarial value of his pension decreased by $2,584,000 in 2013.

In addition to the foregoing compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage. These programs are generally available and comparable to those programs provided to all U.S. salaried employees.

Grant of Plan-Based Awards Table.

During 2013, we granted the following plan-based awards to our NEOs:

•	Stock Options;

•	2013 AIP grants (annual cash performance-based awards paid in March 2014);

•	2013-2015 EPP grants (multi-year stock performance-based awards); and

•	Restricted stock unit grants in the case of Messrs. Dissinger, Norman, and Pilnick.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to “Executive Compensation —Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design” above.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Thresh- old ($)	Target ($)	Max- imum ($)	Thresh- old (#)	Target (#)	Max- imum (#)
John Bryant
Stock options	2/22/2013								327,200	60.01	2,038,456	(1)
2013 AIP(2)		0	1,749,000	3,498,000
2013-15 EPP	2/22/2013				0	46,700	93,400				2,525,069	(3)

Ron Dissinger
Stock options	2/22/2013								75,300	60.01	469,119	(1)
2013 AIP(2)		0	650,000	1,300,000
2013-15 EPP	2/22/2013				0	8,100	16,200				437,967	(3)
RSU Grant	9/20/2013							10,500			573,405

Paul Norman
Stock options	2/22/2013								75,800	60.01	472,234	(1)
2013 AIP(2)		0	702,600	1,405,200
2013-15 EPP	2/22/2013				0	8,100	16,200				437,967	(3)
RSU Grant	9/20/2013							11,300			617,093

Gary Pilnick
Stock options	2/22/2013								50,200	60.01	312,746	(1)
2013 AIP(2)		0	585,000	1,170,000
2013-15 EPP	2/22/2013				0	5,400	10,800				291,978	(3)
RSU Grant	9/20/2013							10,500			573,405

Alistair Hirst
Stock options	2/22/2013								36,700	60.01	228,641	(1)
2013 AIP(2)		0	352,000	704,000
2013-15 EPP	2/22/2013				0	3,900	7,800				210,873	(3)

Brad Davidson
Stock options	2/22/2013								95,300	60.01	593,719	(1)
2013 AIP(2)		0	880,000	1,760,000
2013-15 EPP(4)	2/22/2013				0	10,200	20,400				551,514	(3)

(1)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 28, 2013. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

(2)	Represents estimated possible payouts on the grant date for annual performance cash awards granted in 2013 under the 2013 AIP for each of our NEOs. The AIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2013 AIP. See also “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives” for additional information about the 2013 AIP.

(3)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 28, 2013. This grant-date fair value assumes that each participant earns the target EPP award (i.e., 100% of EPP target). The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

(4)	Mr. Davidson forfeited and did not receive any 2013-2015 EPP.

Outstanding Equity Awards at Fiscal Year-End Table.

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2013:

Stock Options (disclosed under the “Option Awards” columns). Represents annual option grants made in February of each year to our NEOs.

Restricted Stock and Restricted Stock Units (disclosed under the “Stock Awards” columns). On September 20, 2013, Messrs. Norman, Dissinger and Pilnick each received a grant of performance-based restricted stock units. The awards will vest in full on the third anniversary of the grant date, but only if Kellogg exceeds a minimum diluted earnings per share threshold measured on a cumulative basis commencing at the beginning of the fourth quarter of fiscal 2013 and ending at the end of the third quarter of fiscal 2016. If vested, the awards are paid in shares of common stock at the end of the performance period.

2011-2013 EPP Grants (disclosed under the “Stock Awards” columns). The 2011-2013 EPP cycle began on January 2, 2011 (first day of fiscal 2011) and concluded on December 28, 2013 (last day of fiscal 2013). Dividends are not paid on unvested EPP awards. The 2011-2013 awards are based on internal net sales growth and internal operating profit growth. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued. See “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Executive Performance Plan — 2011-2013 EPP” for additional information, including the actual amount of the awards that vested February 21, 2014.

2012-2014 EPP Grants (disclosed under the “Stock Awards” columns). The 2012-2014 EPP cycle began on December 30, 2011 (first day of fiscal 2012) and concludes on January 3, 2015 (last day of fiscal 2014). Dividends are not paid on unvested EPP awards. The 2012-2014 awards are based on internal net sales growth and internal operating profit growth. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

2013-2015 EPP Grants (disclosed under the “Stock Awards” columns). The 2013-2015 EPP cycle began on December 29, 2012 (first day of fiscal 2013) and concludes on January 2, 2016 (last day of fiscal 2015). Dividends are not paid on unvested EPP awards. The 2013-2015 awards are based on internal net sales growth and internal operating profit growth. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
John Bryant
Options	105,000	0			44.46	2/17/2016
	82,700	0			49.78	2/16/2017
	83,000	0			51.04	2/22/2018
	150,400	0			40.17	2/20/2019
	150,400	0			53.20	2/19/2020
	193,533	96,767	(11)		53.01	2/18/2021
	107,700	215,400	(12)		52.53	2/17/2022
	—	327,200	(13)		60.01	2/22/2023
Restricted Stock Units							0	0
2011-13 EPP(13)									62,200	3,792,956
2012-14 EPP									69,200	4,219,816
2013-15 EPP									93,400	5,695,532
Ron Dissinger
Options	12,000	0			44.04	2/18/2015
	11,300	0			44.46	2/17/2016
	16,700	0			49.78	2/16/2017
	18,100	0			51.04	2/22/2018
	20,000	0			40.17	2/20/2019
	56,100	0			53.20	2/19/2020
	47,333	23,667	(10)		53.01	2/18/2021
	25,200	50,400	(11)		52.53	2/17/2022
	—	75,300	(12)		60.01	2/22/2023
Restricted Stock Units(15)							10,500	640,290
2011-13 EPP (13)									15,200	926,896
2012-14 EPP									16,200	987,876
2013-15 EPP									16,200	987,876
Paul Norman
Options	48,000	0			49.78	2/16/2017
	44,700	0			51.04	2/22/2018
	73,400	0			53.20	2/19/2020
	53,466	26,734	(10)		53.01	2/18/2021
	32,600	65,200	(11)		52.53	2/17/2022
	0	75,800	(12)		60.01	2/22/2023
Restricted Stock Units(15)							11,300	689,074
2011-13 EPP(13)									17,200	1,048,856
2012-14 EPP									21,000	1,280,580
2013-15 EPP									16,200	987,876
Gary Pilnick
Options	46,700	0			49.78	2/16/2017
	46,900	0			51.04	2/22/2018
	46,900	0			40.17	2/20/2019
	46,900	0			53.20	2/19/2020
	39,333	19,667	(10)		53.01	2/18/2021
	22,566	45,134	(11)		52.53	2/17/2022
	0	50,200	(12)		60.01	2/22/2023
Restricted Stock Units(15)							10,500	640,290
2011-13 EPP(13)									12,600	768,348
2012-14 EPP									14,600	890,308
2013-15 EPP									10,800	658,584
Alistair Hirst
Options	13,000	0			49.78	2/16/2017
	9,100	0			51.04	2/22/2018
	9,100	0			53.20	2/19/2020
	7,933	3,967	(10)		53.01	2/18/2021
	6,433	12,867	(11)		52.53	2/17/2022
	0	36,700	(12)		60.01	2/22/2023
Restricted Stock(14)							13,357	814,510
2011-13 EPP(13)									2,600	158,548
2012-14 EPP									4,200	256,116
2013-15 EPP									7,800	475,644
Brad Davidson
Options	41,500	0			51.04	2/22/2018
	77,300	0			53.20	2/19/2020
	67,666	33,834	(10)		53.01	2/18/2021
	37,866	75,734	(11)		52.53	2/17/2022
	0	95,300	(12)		60.01	2/22/2023
Restricted Stock Units							0	0
2011-13 EPP(16)									0	0
2012-14 EPP(16)									0	0
2013-15 EPP(16)									0	0

(1)	On an award-by-award basis, the number of securities underlying unexercised options that are exercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(2)	On an award-by-award basis, the number of securities underlying unexercised options that are unexercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(3)	On an award-by-award basis, there were no shares underlying unexercised options awarded under any equity incentive plan that have not been earned.

(4)	The exercise price for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(5)	The expiration date for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(6)	The total number of shares of stock that have not vested and that are not reported in Column 8 — “Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(7)	Represents the number of shares of stock that have not vested and that are not reported in Column 9 — “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of our common stock on December 27, 2013 (the last trading day of fiscal 2013).

(8)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards. The cycle for the 2011-2013 EPP grants concluded on December 28, 2013, the cycle for the 2012-2014 EPP grants concludes on January 3, 2015 and the cycle for the 2013-2015 EPP grants concludes on January 2, 2016. The ultimate number of shares issued under the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date. For additional information with respect to these awards, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design.”

(9)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards multiplied by the closing price of our common stock on December 27, 2013 (the last trading day of fiscal 2013). The ultimate value of the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date.

(10)	One-third of these options vested on February 18, 2012; one-third vested on February 18, 2013; and one-third vested on February 18, 2014.

(11)	One-third of these options vested on February 17, 2013; one-third vested on February 17, 2014; and one-third will vest on February 17, 2015.

(12)	One-third of these options vested on February 22, 2014; one-third will vest on February 22, 2015; and one-third will vest on February 22, 2016.

(13)	Vested on or about February 21, 2014. For actual payout amounts, see the 2011-2013 EPP table on page 35.

(14)	The restricted stock will vest in full on December 19, 2017, the fifth anniversary of the grant date.

(15)	The restricted stock units will vest in full on September 20, 2016, the third anniversary of the grant date, but only if Kellogg exceeds a minimum diluted earnings per share threshold measured on a cumulative basis commencing at the beginning of the fourth quarter of fiscal 2013 and ending at the end of the third quarter of fiscal 2016. If these performance thresholds are met, the awards are paid in shares of common stock at the end of the performance period.

(16)	Mr. Davidson forfeited all of his outstanding EPP awards in connection with his departure from Kellogg.

Option Exercises and Stock Vested Table.

With respect to our NEOs, this table shows the stock options exercised by such officers during 2013 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers (Kellogg stock price at exercise minus the option’s exercise price), not the grant-date fair value disclosed elsewhere in this proxy statement. Value from these option exercises were only realized to the extent our stock price increased relative to the stock price at grant (exercise price). These options have been granted to the NEOs since 2004. Consequently, the value realized by the executives upon exercise of the options was actually earned over a period of up to 10 years. This table also shows the stock awards paid out under the 2010-2012 EPP and vesting of a restricted stock award. The 2010-2012 EPP cycle began on January 3, 2010 (first day of fiscal 2010) and concluded on December 29, 2012 (last day of fiscal 2012). Although the performance period ended on December 29, 2012, each NEO had to be actively employed by Kellogg on the date the awards vested (February 22, 2013) in order to receive the payout.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Bryant	305,568	4,525,678	0	0
Ron Dissinger	7,500	175,450	0	0
Paul Norman	57,700	1,119,599	0	0
Gary Pilnick	96,400	1,572,467	11,000	660,110
Alistair Hirst	34,690	613,191	400	24,004
Brad Davidson	122,300	2,084,665	0	0

(1)	Includes the payout of the 2010-2012 EPP award to Mr. Hirst in February 2013 and the vesting of restricted stock awarded to Mr. Pilnick in 2010. Does not reflect the payout of 2011-2013 EPP awards. The 2011-2013 EPP cycle began on January 2, 2011 (first day of fiscal 2011) and concluded on December 28, 2013 (last day of fiscal 2013). Although the performance period ended on December 28, 2013, each NEO had to be actively employed by Kellogg on the date the awards vested (February 21, 2014) in order to be eligible to receive a payout. See “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Executive Performance Plan — 2011-2013 EPP” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for additional information.

RETIREMENT AND NON-QUALIFIED DEFINED CONTRIBUTION AND

DEFERRED COMPENSATION PLANS

Our CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive) to a broad base of employees. These NEOs are eligible to receive market-based benefits when they retire from Kellogg. The Compensation Committee utilizes survey information for Fortune 500 companies as well as an industry survey prepared by Aon Hewitt to help determine the appropriate level of benefits. The Aon Hewitt survey contains detailed retirement income benefit practices for a broad-based group of consumer products companies, which includes Kellogg, the companies in our compensation peer group (other than The Coca-Cola Co., who didn’t participate in the survey) and the following additional consumer products companies: Armstrong World Industries, Inc., Johnson & Johnson, S.C. Johnson Consumer Products, L’Oreal USA, Inc., McCormick & Company, Inc., The Procter & Gamble Co., Nestle USA, Inc., Reynolds American, Inc. and Unilever United States, Inc. Rather than commissioning a customized survey, the Compensation Committee uses the same survey information used by Kellogg to set these benefits for all U.S. salaried employees. Since our NEOs participate in the same plans (with exceptions noted) as all of our U.S. salaried employees, leveraging these survey data is a cost-effective way to set these benefits. Based on the industry survey, the Compensation Committee targets the median retirement income replacement among similarly situated executives. The targeted amount of the total retirement benefits is provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. The plans are designed to provide an appropriate level of replacement income upon retirement. These benefits consist of:

•	annual accruals under our pension plans; and

•	deferrals by the executive of salary and annual incentives, and matching contributions by us, under our savings and investment plans.

Both our U.S. pension program and our U.S. savings and investment program include restoration plans for our U.S. executives, which allow us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to these plans as “restoration plans” because they restore benefits that would otherwise be available under the plans in which substantially all of our U.S. salaried employees are eligible to participate. These plans use the same benefit formulas as our broad-based IRS qualified plans, and use the same types of compensation to determine benefit amounts.

Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock are not included when determining retirement benefits for any employee (including executives). We do not pay above-market interest rates on amounts deferred under our savings and investment plans.

The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, and thus an individual’s performance over time will influence the level of his or her retirement benefits.

Pension Plans. Our U.S. pension plans are comprised of the Kellogg Company Pension Plan and the non-qualified restoration plans, which include the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004 (collectively, the “U.S. Pension Plans”).

Below is an overview of our U.S. Pension Plans in which each NEO participates. Since 2008, Mr. Bryant and Mr. Pilnick have been treated as grandfathered participants under these plans.

	Qualified Pension Plan	Non-Qualified Plans
Reason for Plan	Provide eligible employees with a competitive level of retirement benefits based on pay and years of service.	Provide eligible employees with a competitive level of retirement benefits by “restoring” the benefits limited by the Internal Revenue Code. Based on the formula used in the Qualified Pension Plan.
Eligibility	Salaried employees, including the CEO, CFO and other NEOs, and certain hourly and union employees.	Eligible employees impacted under the Internal Revenue Code by statutory limits on the level of compensation and benefits that can be considered in determining Kellogg-provided retirement benefits.
Payment Form	Monthly annuity.	Monthly annuity or lump sum at the choice of the executive.
Participation, as of January 1, 2003	Active Kellogg heritage employees who are 40 years of age or older or have 10 or more years of service.
Retirement Eligibility

Full Unreduced Benefit:

• Normal retirement age 65

• Age 55 with 30 or more years of service

• Age 62 with 5 years of service

Reduced Benefit:

• Age 55 with 20 years of service

• Any age with 30 years of service

Pension Formula	Single Life Annuity = 1.5% x (years of service) x (final average pay based on the average of highest three consecutive years) — (Social Security offset)
Pensionable Earnings	Includes only base pay and annual incentive payments. We do not include any other compensation, such as restricted stock grants, EPP payouts, gains from stock option exercises and any other form of stock- or option-based compensation in calculating pensionable earnings.

The estimated actuarial present value of the retirement benefit accrued through December 28, 2013 appears in the following table. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate of 4.93% for the Qualified Pension Plan and 4.47% for the Non-Qualified Pension Plan. Benefits subject to lump-sum distributions were determined using an interest rate of 4.47% and current statutory mortality under the Pension Protection Act for each NEO. For further information on our accounting for pension plans, refer to Note 8 within Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 28, 2013. The actuarial increase in 2013 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in the Pension Plans). No payments were made to our NEOs under the Pension Plans during 2013. The number of years of credited service disclosed below equals an executive’s length of service with Kellogg. For Mr. Pilnick, all of his years of service are reflected in the ‘2005 and After’ plan because he had not yet vested in the earlier plan at the time the new plan was established to qualify for 409A treatment. For

Mr. Hirst, all of his years of service are reflected in the ‘2005 and After’ plan because he first became eligible for the U.S. pension plans in 2005 when he transferred from U.K. payroll to U.S. payroll. Per the terms of our U.S. pension plans, all of his years of service working for Kellogg in the U.K. and South Africa were included as years of service in the U.S. plan upon his transfer to U.S. payroll with offsets for any pension benefits he earned working for Kellogg in the U.K. and South Africa.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John Bryant	U.S Qualified Pension Plan	16	280,000
	Non-Qualified Plan (2004 and before)	7	291,000
	Non-Qualified Plan (2005 and after)	9	3,486,000
	TOTAL		4,057,000	0
Ron Dissinger	U.S Qualified Pension Plan	26	818,000
	Non-Qualified Plan (2004 and before)	17	314,000
	Non-Qualified Plan (2005 and after)	9	3,922,000
	TOTAL		5,054,000	0
Paul Norman	U.S Qualified Pension Plan	27	750,000
	Non-Qualified Plan (2004 and before)	18	514,000
	Non-Qualified Plan (2005 and after)	9	4,798,000
	TOTAL		6,062,000	0
Gary Pilnick	U.S Qualified Pension Plan	13	244,000
	Non-Qualified Plan (2004 and before)	0	0
	Non-Qualified Plan (2005 and after)	13	1,349,000
	TOTAL		1,593,000	0
Alistair Hirst	U.S Qualified Pension Plan	30	816,000
	Non-Qualified Plan (2004 and before)	0	0
	Non-Qualified Plan (2005 and after)	30	3,164,000
	TOTAL		3,980,000	0
Brad Davidson	U.S Qualified Pension Plan	29	457,000
	Non-Qualified Plan (2004 and before)	20	887,000
	Non-Qualified Plan (2005 and after)	9	5,557,000
	TOTAL		6,901,000	0

Non-Qualified Deferred Compensation.

We offer both qualified and non-qualified defined contribution plans for employees to elect voluntary deferrals of salary and annual incentive awards. Our defined contribution plans are comprised of (1) the Savings & Investment Plan (which is a qualified plan available to substantially all salaried employees) and (2) the Restoration Savings & Investment Plan (“Restoration Plan”), which is a non-qualified plan as described below. Effective on January 1, 2005, the Restoration Plan was renamed the Grandfathered Restoration Plan to preserve certain distribution options previously available in the old Restoration Plan, but no longer allowed for deferrals after January 1, 2005 under IRS regulations issued under Section 409A of the Internal Revenue Code. Deferrals after January 1, 2005 are contributed to a new Restoration Plan, which complies with IRS regulations under Section 409A. Under these plans, employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement or termination of employment with Kellogg, either as annual installments or as a lump sum, based on the distribution payment alternative elected under each plan. Participants in the Restoration Plan may not make withdrawals during their employment. Participants in the Grandfathered Restoration Plan may make withdrawals during employment, but must pay a 10% penalty on any in-service withdrawal.

In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under this program, we match dollar for dollar up to 3% of eligible compensation (i.e., base salary plus annual incentive) which is deferred by employees, and 50% of the deferred compensation between 3% and 5% of eligible compensation deferred by employees. Accordingly, if employees contribute 5% of eligible compensation, we provide a matching contribution of 4% of eligible compensation. No Kellogg contributions are provided above 5% of eligible compensation deferred by employees. Kellogg contributions are immediately vested.

Our Restoration Plan is a non-qualified, unfunded plan we offer to employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plan. The Restoration Plan allows us to provide the same matching contribution, as a percentage of eligible compensation, to impacted employees as other employees. All contributions to the Restoration Plan are treated as if they are invested in the Stable Income Fund, which was selected by Kellogg (and is one of the 11 investment choices available to employees participating in the Savings & Investment Plan). The average annual rate of return for the Stable Income Fund has been about 3.38% over the last 10 years. As an unfunded plan, no money is actually invested in the Stable Income Fund; contributions and earnings/losses are tracked in a book-entry account and all account balances are general Kellogg obligations.

The following table provides information with respect to our Restoration Plan for each NEO. This table excludes information with respect to our Savings & Investment Plan, which is a qualified plan available to all salaried Kellogg employees as described above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
John Bryant	139,284	79,591	27,213	0	1,762,531
Ron Dissinger	137,675	30,594	14,203	0	958,106
Paul Norman	53,100	42,480	19,988	0	1,268,731
Gary Pilnick	41,471	33,177	22,870	0	1,438,935
Alistair Hirst	91,204	18,241	2,821	0	234,071
Brad Davidson	45,819	36,655	21,239	0	1,333,646

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Amounts in this column are Kellogg matching contributions and are reflected in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Represents at-market/non-preferential earnings on the accumulated balance in 2013.

(4)	Aggregate balance as of December 28, 2013 is the total market value of the deferred compensation account, including executive contributions, Kellogg contributions and any earnings, including contributions and earnings from past fiscal years.

(5)	A portion of the amounts in the table below are also being reported as compensation in the Summary Compensation Table in the years indicated. The portion is the amount attributable to the NEO and Kellogg contributions to the Plan.

	Fiscal Year	Reported Amounts ($)
John Bryant	2013	218,875
	2012	212,033
	2011	84,073
Ron Dissinger	2013	168,269
	2012	146,426
	2011	61,300
Paul Norman	2013	95,580
	2012	110,428
	2011	50,323
Gary Pilnick	2013	74,648
	2012	88,270
	2011	39,636
Alistair Hirst	2013	109,445
Brad Davidson	2013	82,474
	2012	92,108
	2011	39,748

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our executive officers are eligible to receive benefits in the event their employment is terminated (1) by Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 28, 2013 of the estimated benefits our executive officers would receive in these situations. Information regarding Mr. Davidson is presented in the narrative rather than these tables because he was no longer an executive officer at the end of the 2013 fiscal year. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts he has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options and other vested equity awards. For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table,” “Executive Compensation — Option Exercises and Stock Vested Table” and “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Severance Benefits.

The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits are competitive with the compensation peer group and general industry practices. The Kellogg Company Severance Benefit Plan and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.

The Kellogg Company Severance Benefit Plan provides market-based severance benefits to employees who are terminated by Kellogg under certain circumstances. Kellogg benefits from this program in a variety of ways, including the fact that Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement provisions from separated employees in exchange for the benefits provided under the program.

The Change in Control Policy provides market-based benefits to executives in the event an executive is terminated without cause or the executive terminates employment for “good reason” in connection with a change in control. The Change in Control Policy protects Shareowner interests by enhancing employee focus during rumored or actual change in control activity by providing incentives to remain with Kellogg despite uncertainties while a transaction is under consideration or pending.

If the employment of an executive (including the NEOs) is terminated without cause, he or she will be entitled to receive benefits under the Kellogg Company Severance Benefit Plan. Benefits under the Severance Benefit Plan are not available if an executive is terminated for cause.

In the event we terminate the “at-will” employment of an NEO for reasons other than cause, he would receive severance-related benefits under the Kellogg Company Severance Benefit Plan. The plan is designed to apply in situations where Kellogg terminates employment for reasons such as (1) individual and company performance; (2) a reduction in work force; (3) the closing, sale or relocation of a Kellogg facility; (4) elimination of a position; or (5) other reasons approved by the Kellogg ERISA Administrative Committee. Under the plan:

•	The executive is entitled to receive cash compensation equal to two times base salary and two times target annual incentive award, paid in installments over a two-year severance period.

•	Kellogg has the discretion to pay the executive an annual incentive award for the current year at the actual payout level, prorated as of the date of termination.

•

Previously-granted stock option and restricted stock awards continue to vest during the two-year severance period. All awards not vested or earned after the two-year period are forfeited. EPP awards do not vest under the terms of the severance plan unless the executive is eligible to retire at the time of his termination.

•

The executive is entitled to continue to participate in certain welfare and insurance benefits during the two-year severance period. However, executives do not earn any additional service credit during the severance period and severance payments are not included in pensionable earnings.

•	The executive is entitled to receive outplacement assistance for 12 months following termination.

Severance-related benefits are provided only if the executive executes a separation agreement prepared by Kellogg, which may include a general release, non-compete, non-solicitation, non-disparagement and confidentiality provisions.

The following table presents the estimated separation benefits which we would have been required to pay to each NEO (other than Mr. Davidson) if his employment had been terminated as of December 28, 2013.

	Severance Pay
	Cash Compensation				Vesting of Unvested			Benefits		Other	Total
	Two Times Base Salary ($)	Two Times Target Annual Incentives ($)		2013 Annual Incentive ($)	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock/ Restricted Stock Units ($)(1)	Health and Welfare Benefits ($)(3)	Change to Retirement Benefits ($)(4)	Outplace- ment ($)	($)
John Bryant	2,332,000	3,498,000		1,591,600	2,803,058	0	0	100,000	(986,000)	14,000	9,352,658

Ron Dissinger	1,300,000	1,300,000		689,000	687,547	494,432	640,290	100,000	44,000	14,000	5,269,269

Paul Norman	1,405,200	1,405,200		681,600	813,052	0	0	100,000	(3,163,000)	14,000	1,256,052

Gary Pilnick	1,300,000	1,170,000		532,400	570,607	0	0	100,000	(389,000)	14,000	3,298,007

Alistair Hirst	880,000	0	(5)	496,400	175,942	164,847	0	100,000	(838,000)	14,000	993,189

(1)	Represents the intrinsic value of unvested stock options, restricted stock units and restricted stock as of December 28, 2013 that would vest in connection with a termination, based on a stock price of $60.98. For Mr. Dissinger, all of his outstanding stock options and his restricted stock unit grant would vest at the end of his severance period because he is retirement eligible. For Mr. Hirst, all of his outstanding stock options would vest at the end of his severance period because he is retirement eligible, but his restricted stock unit grant would be forfeited based on the terms and conditions of his award.

(2)	Represents the value based on the actual number of shares paid out under the 2011-2013 EPP, which would be payable at our discretion, and a stock price of $60.98. For Mr. Dissinger and Mr. Hirst, who are retirement-eligible, includes the value based on the target number of shares under the 2012-2014 EPP and 2013-2015 EPP pro-rated for time worked during the performance period, in each case at a stock price of $60.98. Since our other NEOs are not retirement-eligible as of December 28, 2013, their 2012-2014 EPP and 2013-2015 EPP awards would be forfeited.

(3)	Represents the estimated costs to Kellogg of continued participation in medical, dental and life insurance benefits during the severance period.

(4)	Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 28, 2013 for each NEO associated with terminating an NEO’s employment without cause. The estimated actuarial present value of retirement benefit accrued through December 28, 2013 appears in the Pension Benefits Table on page 52 of this proxy statement. For each NEO, changes to retirement benefits upon severance vary depending on age, service and pension formula at the time of termination. For each NEO (other than Mr. Dissinger), the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon severance does not include early retirement subsidies that are assumed to be earned under the pension benefit calculated in the Pension Benefit Table.

(5)	Mr. Hirst became a senior executive after the Compensation Committee updated the Kellogg Company Severance Plan to, among other things, change the calculation of the cash severance amount for future participants. As a result, Mr. Hirst would not be eligible to receive the payment equal to two times the target annual incentive award.

We entered into an agreement with Mr. Davidson in connection with Mr. Davidson’s departure from Kellogg, and therefore, he is not included in the severance benefits table. Under the agreement, and as previously disclosed, he receives severance pay (salary and target bonus) and benefits over a two-year period under the Kellogg Company Severance Benefit Plan, to be paid in equal bi-weekly installments of $64,615 through September 2015 so long as he does not violate the terms of the agreement. At the end of the period, Mr. Davidson is entitled to receive pension and retirement benefits under Kellogg’s plans. The actuarial present value of this benefit decreased by $2,533,000 from the December 29, 2012 value that was included in the Pension Benefits Table of last year’s proxy statement. During the severance period, he will continue to vest in option awards in accordance with the terms of the relevant plans, and he will receive health and welfare benefits valued at approximately $59,920. He did not receive any bonus for 2013 and forfeited all of his outstanding EPP awards. Mr. Davidson is subject to restrictive covenants, including non-compete and non-solicit obligations.

Retirement, Disability and Death.

Retirement.    In the event of retirement, an executive is entitled to receive (1) the benefits payable under our retirement plans and (2) accelerated vesting of unvested stock options (depending on the terms and conditions of the award), continued vesting of his or her awards under our outstanding EPP plans (the amount of which will be based on our actual performance during the relevant periods and paid after the end of the performance periods) and continued vesting of his or her restricted stock units. Beginning with the 2012-2014 Plan, EPP payouts are prorated as the date of retirement. In addition, we have the discretion to pay an executive the actual annual incentive award for the current year, prorated as of the date of retirement.

The following table presents the estimated benefits payable, based on retirement as of December 28, 2013, to those NEOs who were retirement-eligible as of December 28, 2013, assuming they retired on that date. In addition to the benefits shown in this table, the NEOs would be entitled to their vested benefits under our retirement plans, which are described in the section of this proxy statement called “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

	Additional Benefits Upon Retirement(1)
	Cash Compensation		Vesting of Unvested Equity Awards			Total
	Base Salary ($)(2)	2013 Annual Incentive ($)(3)	Stock Options ($)(4)	EPP Awards ($)(5)	Restricted Stock/Restricted Stock Units ($)	($)
Ron Dissinger	0	689,000	687,547	494,432	640,290	2,511,269
Alistair Hirst	0	496,400	175,942	164,847	0	837,189

(1)	Information regarding Mr. Bryant, Mr. Norman and Mr. Pilnick is not presented in this table because these individuals were not retirement-eligible as December 28, 2013.

(2)	Payable through retirement date only.

(3)	Payable at our discretion.

(4)	Represents the intrinsic value of unvested stock options as of December 28, 2013, based on a stock price of $60.98.

(5)	Valued based on the actual number of shares paid out under the 2011-2013 EPP and the prorated target number of shares under the 2012-2014 EPP and 2013-2015 EPP and, in each case, a stock price of $60.98.

Death or Disability.    In the event of an NEO’s death, his beneficiary would receive payouts under Kellogg-funded life insurance policies and our Executive Survivor Income Plan. However, the deceased NEO’s retirement benefits would be converted to a joint survivor annuity, resulting in a decrease in the cost of these benefits. In the event of an NEO’s disability, the executive would receive disability benefits starting six months following the onset of the disability with no reductions or penalty for early retirement.

The following table presents the estimated benefits payable upon death or disability as of December 28, 2013.

	Additional Benefits Upon Death or Disability
	Annual Incentive and Accelerated Vesting(1)	Adjustments Due to Death			Adjustments Due to Disability
	Total ($)	Life Insurance and Executive Survivor Income Plan Benefits ($)(2)	Change to Retirement Benefits ($)(3)	Total for Death ($)	Change to Retirement Benefits ($)(4)	Total for Disability ($)
John Bryant	6,858,809	10,022,000	(1,829,000)	15,051,809	(986,000)	5,872,809
Ron Dissinger	2,511,269	4,992,000	(2,527,000)	4,976,269	44,000	2,555,269
Paul Norman	2,800,259	5,674,000	(3,979,000)	4,495,259	(3,163,000)	(362,741)
Gary Pilnick	2,166,413	4,522,000	(690,000)	5,998,413	(389,000)	1,777,413
Alistair Hirst	1,651,699	2,532,800	(2,454,000)	1,730,499	(838,000)	813,699

(1)	Represents the aggregate value of the 2013 AIP, the intrinsic value of unvested stock options (which would vest upon death or disability), the value of outstanding EPP awards (which would continue to vest following death or disability, be payable based on our actual performance during the relevant periods and be paid following the end of the performance periods pro-rated for time worked during the performance period) and the intrinsic value of restricted stock (which would continue to vest following death or disability), in each case, based on a stock price of $60.98.

(2)	Payment of death benefits for company-paid life insurance and Executive Survivor Income Plan.

(3)	Represents the incremental value of retiree medical and the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 28, 2013 for each NEO associated with an NEOs retirement benefits being converted to a survivor annuity upon his death. The estimated actuarial present value of retirement benefit accrued through December 28, 2013 appears in the Pension Benefits Table on page 52 of this proxy statement. The Change to Retirement Benefits is negative because the benefits provided upon death do not include early retirement subsidies otherwise included in the estimate of retirement benefits. Also, the survivor annuity upon death is reduced to less than 50% of the benefit provided upon early or normal retirement.

(4)	For each NEO (other than Mr. Dissinger), the Change to Retirement Benefits is negative because the disability retirement payments begin at a later age (age 65) than early retirement benefits (age first eligible to receive an unreduced pension). The estimated actuarial present value of retirement benefit accrued through December 28, 2013 appears in the Pension Benefits Table on page 52 of this proxy statement.

Potential Change in Control Payments.    We have arrangements with our NEOs that provide for benefits that are only payable if a “change in control” occurs. Each of our current NEOs, other than Mr. Hirst, has participated in our Change of Control Policy since February 2008. Since 2008, we have not amended or entered into any new arrangements with those NEOs regarding change in control provisions.

Our 2003 Long-Term Incentive Plan, 2009 Long-Term Incentive Plan and 2013 Long-Term Incentive Plan specify the treatment of outstanding, unvested equity awards granted under each respective plan to employees, including the NEOs, upon the occurrence of a change of control (regardless of whether employment terminates). The severance and other benefits payable to Mr. Bryant under his arrangement are due only if (1) there is a change in control and (2) we terminate his employment unrelated to cause, or if he terminates his employment for good reason within three years following a change in control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, decrease in salary or target annual incentive percentage or meaningful change in location.

A “change in control” is defined in the agreements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change in control” definition also includes an acquisition by a party of 20% or 30% of Kellogg common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund family trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than 35% of the common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of the common stock.

The change-in-control related severance payments consist of the following:

Payments Triggered Upon a Change in Control.    Restricted stock awards become immediately exercisable and payable upon the occurrence of a change in control and do not require termination of employment. Also, 2011-2013 EPP awards would have become payable in full at target level upon the occurrence of a change in control, and would not have been subject to pro ration. 2012-2014 and 2013-2015 EPP awards and stock options awarded in 2012 and 2013 will not vest on a change in control if the successor corporation replaces the outstanding awards with substitute awards that are, in the sole judgment of the Compensation Committee, of equivalent value.

The following table shows the value of unvested equity awards as of December 28, 2013 for each executive listed below upon a change in control.

	Vesting of Unvested Equity Awards
	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock/Restricted Stock Units	Total ($)
John Bryant	2,908,747	6,854,152	0	9,762,899
Ron Dissinger	687,547	1,451,324	640,290	2,779,161
Paul Norman	837,536	1,658,656	689,074	3,185,266
Gary Pilnick	586,822	1,158,620	640,290	2,385,732
Alistair Hirst	175,942	445,154	814,510	1,435,606

(1)	Represents the intrinsic value of unvested stock options, restricted stock and restricted stock units as of December 28, 2013, based on a stock price of $60.98.

(2)	Valued based on the actual number of shares paid out under the 2011-2013 EPP and the “target” number of shares under the 2012-2014 EPP and the 2013-2015 EPP and, in each case, a stock price of $60.98.

Payments Triggered Upon a Termination Following a Change in Control.    Cash severance is payable in the amount of two times the current annual salary plus two times the highest annual incentive award earned or received during the three years before the change in control. In addition, executives are entitled to receive the annual incentive award for the current year at the higher of target or the actual formula-calculated award, prorated as of the date of termination. This amount is payable as a lump sum within 30 days after termination.

Additional retirement benefits would equal the actuarial equivalent of the benefit the executive would have received for two years of additional participation under our retirement plans. The executive will continue to participate in health and welfare benefit plans for a two-year period following termination, and will also receive outplacement assistance.

These arrangements provide for “gross-up” payments to cover any U.S. federal excise taxes owed on change in control-related severance payments/benefits. The “gross-up” is an additional payment that would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the “gross-up.” The arrangements provide that “gross-up” payments are only made if the change-in-control-related severance payments/benefits exceed 110% of the maximum change-in-control-related severance payments/benefits an executive could receive without any payments/benefits being subject to federal excise taxes (which is generally three times the average of five-years of an executive’s earnings as reported on the executive’s W-2). In the event payments/benefits do not exceed 110% of the maximum, payments/benefits are cut back to equal 100%.

Effective January 2011, the Board updated the Change of Control Policy to, among other things, eliminate the excise tax gross-up and change the calculation for the cash severance amount for any future participant. As a result, Mr. Hirst, who became a participant after 2011, would not be eligible to receive any of the grandfathered benefits, including the payments related to excise tax.

The following table assumes that each NEO is terminated after a change in control for reasons other than cause, retirement, disability or death. The unvested equity awards that vested upon the change in control, shown in the table immediately above, are also shown in the column “Vesting of Unvested Equity.” These values are estimated as of December 28, 2013.

	Cash Compensation			Benefits			Other	Subtotal			Estimated Payments Following CIC
	Two Times Base Salary ($)	Two Times Annual Incentive ($)(1)	Annual Incentive Payment ($)	Health and Welfare Benefits ($)	Change to Retirement Benefits ($)(2)	Other Benefits and Perquisites ($)(3)	Outplacement ($)	If Termination Occurs($)	Vesting of Unvested Equity ($)	Excise Tax Gross- Up/ Cutback ($)(4)	Total If Termination Occurs($)
John Bryant	2,332,000	3,498,000	1,749,000	100,000	105,000	50,000	14,000	7,848,000	9,762,899	6,079,079	23,689,978
Ron Dissinger	1,300,000	1,378,000	689,000	100,000	2,125,000	50,000	14,000	5,656,000	2,779,161	3,516,461	11,951,622
Paul Norman	1,405,200	1,405,200	702,600	100,000	(2,508,000)	50,000	14,000	1,169,000	3,185,266	0	4,354,266
Gary Pilnick	1,300,000	1,170,000	585,000	100,000	(1,000)	50,000	14,000	3,218,000	2,385,732	0	5,603,732
Alistair Hirst	880,000	603,467	352,000	100,000	(256,000)	50,000	14,000	1,743,467	1,435,606	0	3,179,073

(1)	For Mr. Hirst, represents two times the average of the actual incentive awards earned or received for each of the three years from 2011 to 2013. For the other NEOs, represents two times the higher of (1) the target annual incentive awards for 2013 and (2) the highest of the actual annual incentive awards earned or received for each of the three years from 2011 to 2013.

(2)	Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 28, 2013 for each NEO associated with terminating an NEO’s employment without cause following a change in control. The estimated actuarial present value of retirement benefit accrued through December 28, 2013 appears in the Pension Benefits Table on page 52 of this proxy statement. For each NEO, changes to retirement benefits upon change in control vary depending on age, service and pension formula at the time of termination. For certain NEOs, the change to the retirement benefit is negative because, based on age, service and pension formula, the pension benefit upon change in control does not include early retirement benefits that are included in the value used on the Pension Benefits Table. For NEOs other than Mr. Hirst, change in control pension benefits are also increased because of the additional two years of service provided by change in control.

(3)	Consists of Kellogg-paid death benefit, financial planning and physical exams.

(4)	Other than Mr. Hirst, each of our current NEOs has participated in our Change of Control Policy since February 2008. Since 2008, we have not amended or entered into any new arrangements with those NEOs regarding change in control provisions. Effective January 2011, the Board updated the Change of Control Policy to eliminate the excise tax gross-up for any future participant. As a result, Mr. Hirst, who became a participant after 2011, would not be eligible to receive any excise tax gross-up payment. The excise tax gross-up payment for eligible NEOs would apply to amounts triggered by the change of control (as shown in the Vesting of Unvested Equity table) and amounts triggered by an eligible termination following a change of control (as shown in the table above). Represents the estimated amount payable to the executive for taxes (excise and related income taxes) owed on severance-related benefits/payments following a change in control and termination of employment that occur on December 28, 2013. The estimated values in this column were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the excise tax gross-up will depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

RELATED PERSON TRANSACTIONS

Policy For Evaluating Related Person Transactions.    The Board has adopted a written policy relating to the Nominating and Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “Related Person Transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Nominating and Governance Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Nominating and Governance Committee has evaluated it or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chair of the Nominating and Governance Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Governance Committee must determine that the transaction is fair and reasonable to Kellogg. The Nominating and Governance Committee periodically reports on its activities to the Board. The written policy relating to the Nominating and Governance Committee’s review and approval of related person transactions is available on our website under the “Investor Relations” tab, at the “Corporate Governance” link.

The related person transaction, if any, referred to under the heading “Related Person Transactions” below was approved by the disinterested members of the Board of Directors.

Related Person Transactions.    There were no related person transactions in 2013.

PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Our Shareowners may vote, on an advisory (non-binding) basis, for a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. At our 2011 Annual Meeting, a majority of Shareowners voted, consistent with the recommendation of Kellogg’s Board of Directors, to hold a shareowner advisory vote on a resolution to approve the compensation of Kellogg’s named executive officers annually, until the next required vote on the frequency of shareowner votes on the compensation of Kellogg’s named executive officers as required pursuant to Section 14(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Board of Directors believes that the annual advisory votes on a resolution to approve executive compensation allow our Shareowners to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our Shareowners on corporate governance matters and our executive compensation philosophy, policies and practices.

This executive summary highlights core principles of our compensation program and the approach followed by the Compensation Committee.

Core Principles.    We operate in a robust and challenging industry, where competitive compensation is important. We believe that our executive compensation program for our NEOs should be designed to (a) provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; (b) appropriately motivate them to contribute to our short- and long-term success; and (c) help drive long-term total return for our Shareowners. Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Mitigating Risk. A detailed description of these principles is included in this Compensation Discussion and Analysis, and the following is a brief overview of each.

Pay for Performance.    Our compensation program is designed to have a significant portion of an NEO’s actual compensation linked to Kellogg’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive, three-year executive performance and stock option plans, and by limiting perquisites.

Shareowner Alignment. We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having a significant portion of an NEO’s target compensation stock-based, and using compensation plan goals that are tied to key financial metrics of Kellogg. In addition, our Compensation Committee reviews ‘total shareowner return’ as a key financial metric when reviewing performance to verify our pay for performance connection.

Values-Based.    Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.

Mitigating Risk.    Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced manner. In addition, we use clawback provisions to mitigate risk by creating appropriate remedies under certain circumstances.

Compensation Approach.    The approach utilized by the Compensation Committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles. Our compensation approach is a multi-step process based on (a) independent decision-making, (b) utilizing peer group data to appropriately target compensation levels, (c) targeting compensation at the 50th percentile of the peer group, (d) following a consistent, rigorous target setting process, and (e) utilizing verification tools to ensure appropriate decisions are being made.

For the reasons discussed above, we are asking our Shareowners to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that Kellogg Company’s Shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Kellogg Company’s Proxy Statement for the 2014 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This resolution is advisory, and therefore not binding on Kellogg, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of Kellogg’s Shareowners and, to the extent there is any significant vote against the NEO compensation as disclosed in the proxy statement, we will consider such shareowners’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3 — MANAGEMENT’S PROPOSAL TO APPROVE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS

Background.    The Board of Directors proposes to amend Article TENTH of our Amended Restated Certificate of Incorporation (the “Certificate of Incorporation”) to phase out the present three-year, staggered terms of our directors and instead provide for the annual election of directors. Currently, the Board is divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of our Directors stand for election each year. In December 2013, upon the recommendation of the Nominating and Governance Committee, the Board approved, and recommended that our Shareowners approve at the 2014 Annual Meeting of Shareowners, a plan to declassify the Board.

Rationale for Declassifying the Board.    The Board took into consideration arguments in favor and against continuation of the classified board and determined that it is in Kellogg’s best interests to propose to declassify its board of directors. In its review, the Board considered the advantages of maintaining the classified Board structure in light of our current circumstances, including that a classified board structure does not compromise the directors’ accountability to Shareowners since all directors are required to uphold their fiduciary duties to Kellogg and its Shareowners regardless of their term. Electing a director to a longer term enhances the independence of a non-employee director by providing enhanced independence from management or from special interest groups who may have an agenda contrary to the long-term interests of all Shareowners. A classified Board also promotes Board continuity and stability while also enhancing long-term planning and ensuring that, at any given time, there are experienced directors serving on the Board who are familiar with Kellogg’s businesses, products, markets, opportunities and challenges. In addition, classified boards provide protection against certain abusive takeover tactics and more time to solicit higher bids in a hostile takeover situation because it is more difficult to change a majority of directors on the Board in a single year.

While the Board continues to believe that these are important considerations, the Board also considered potential advantages of declassification in light of our current circumstances, including the ability of Shareowners to evaluate directors annually. Annually elected boards are perceived by many institutional shareholders as increasing the accountability of directors to such Shareowners. After carefully weighing all of these considerations, the Board approved the proposed amendment to the Certificate of Incorporation, the text of which is forth in Appendix A to this proxy statement, and recommended that the Shareowners adopt this amendment by voting in favor of this proposal.

Proposed Declassification Amendments.    If the proposed amendment to the Certificate of Incorporation is approved, directors will be elected to one-year terms of office beginning at Kellogg’s 2015 Annual Meeting of Shareowners. Directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at the 2014 Annual Meeting of Shareowners, would complete those three-year terms, and thereafter would be eligible for annual re-election after completion of their current terms. If the proposed measure is approved, beginning with the 2017 Annual Meeting of Shareowners, the Board will be completely declassified and all directors will be subject to annual election to one-year terms. In addition, until the Board is completely declassified, any director appointed to the Board as a result of an increase in the size of the Board or to fill a vacancy on the Board will hold office until the next election of the class for which such director is chosen; thereafter, any director so appointed will hold office until the next annual meeting of Shareowners.

Delaware law provides that members of a board that is classified may be removed only for cause. At present, because our Board is classified, the Certificate of Incorporation provides that our directors are removable only for cause. If the proposed amendment to the Certificate of Incorporation is approved, each director elected on or after the 2017 Annual Meeting of Shareowners may be removed with or without cause.

Required Shareowner Approval.    The affirmative vote of at least two-thirds of the voting power of our outstanding common stock is necessary for approval of this proposed amendment to the Certificate of Incorporation. Unless such vote is received, the present classification of the Board will continue.

Corresponding Bylaws Amendment.    If the amendment to our Certificate of Incorporation is approved at the 2014 Annual Meeting of Shareowners, we will amend our bylaws to correspond to the proposed declassification timeline. If our shareowners do not approve the amendment to our Certificate of Incorporation, the corresponding amendments to our bylaws will not be implemented.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD.

PROPOSAL 4 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for fiscal year 2014. PricewaterhouseCoopers LLP was our independent registered public accounting firm for fiscal year 2013. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.

If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KELLOGG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Paid to Independent Registered Public Accounting Firm.

Audit Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $6.9 million in 2013 and $8.4 million in 2012.

Audit-Related Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, which were not included in “Audit Fees” above was approximately $0.7 million in 2013 and $0.7 million in 2012. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.

Tax Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $1.4 million in 2013 and $1.9 million in 2012. These tax compliance, tax advice and tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice, with approximately $0.6 million being spent for tax compliance in 2013 and approximately $0.6 million being for tax compliance in 2012.

All Other Fees.    The aggregate amount of all other fees billed to Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in both 2013 and 2012.

Preapproval Policies and Procedures.

The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Kellogg management.

All of the services described above for 2013 and 2012 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

Audit Committee Report.

The Audit Committee oversees our financial reporting process on behalf of the Board. The Committee is composed of three independent directors (as defined by the New York Stock Exchange Listing Standards), met five times in 2013 and operates under a written charter last amended by the Board in February 2013, which is posted on our website at http://investor.kelloggs.com/governance.cfm. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, the Enterprise Risk Management process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2013 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.

The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 — Communications with Audit Committees.

The Committee has discussed with the independent registered public accounting firm their independence from Kellogg and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.

The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also meets privately with the independent registered public accounting firm, General Counsel, Corporate Controller and Vice President of Internal Audit at each in-person meeting.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2013, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2014 fiscal year.

AUDIT COMMITTEE

Rogelio Rebolledo, Chair

John Dillon

Don Knauss

PROPOSAL 5 — SHAREOWNER PROPOSAL TO PREPARE A HUMAN RIGHTS REPORT

We expect the following proposal (Proposal 5 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied upon request.

Resolution Proposed by Shareowner:

RESOLVED, that stockholders of Kellogg Company (“Kellogg’s”) urge the Board of Directors to report to stockholders, at reasonable cost and omitting proprietary information, on Kellogg’s process for identifying and analyzing potential and actual human rights risks of Kellogg’s products, operations and supply chain (referred to herein as a “human rights risk assessment”) addressing the following:

•	Human rights principles used to frame the assessment

•	Frequency of assessment

•	Methodology used to track and measure performance

•	Nature and extent of consultation with relevant stakeholders in connection with the assessment

•	How the results of the assessment are incorporated into company policies and decision making

The report should be made available on Kellogg’s website no later than the 2015 annual meeting of stockholders.

Shareowner’s Supporting Statement:

As long-term stockholders, we favor policies and practices that protect and enhance the value of our investments. There is increasing recognition that company risks related to human rights violations, such as litigation, reputational damage, and production disruptions, can adversely affect shareholder value. To manage such risks effectively, we believe companies must assess the risks posed by human rights practices in their operations and supply chain, as well as by the use of their products.

The importance of such assessment is reflected in the United Nations Guiding Principles on Business and Human Rights (the “Ruggie Principles”) approved by the UN Human Rights Council in 2011. The Ruggie Principles urge that “business enterprises should carry out human rights due diligence,” including “assessing actual and potential human rights impacts, integrating and acting upon the findings, tracking responses, and communicating how impacts are addressed.” (http://www.business- humanriqhts.org/media/documents/ruggie/ruggie-guiding-principles-21-mar-2011.pdf).

Kellogg’s exposes itself to human rights risks through the products that it produces. For example, a 2013 “Behind the Brands” report by Oxfam America gave Kellogg’s a “poor” score on Kellogg’s sourcing policies, including “poor” scores for Kellogg’s treatment of workers, women, and farmers. Overall, Oxfam America ranked Kellogg’s 8 out of 10 of the world’s largest food and beverage companies. (http://www.behindthebrands.org/). We are also concerned that human rights violations can occur in Kellogg’s own operations in the United States and internationally.

A human rights assessment of Kellogg’s operations and supply chain could reveal serious existing risks to shareholder value, risks that could be ameliorated before they materialize. For these reasons, we urge shareholders to vote for this proposal.

Our Response — Statement in Opposition to Proposal:

The Board has carefully considered the above proposal, and believes that it is not in the best interest of the Shareowners in light of Kellogg’s commitment to human rights and ongoing reporting in this regard. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:

Global Code of Ethics.    Our Global Code of Ethics, which is available on our website (www.kelloggcompany.com), is based on our K-Values, and requires our employees to obey the law, act with integrity, show respect and do business with suppliers who share our values and approach to doing business. Our Global Code of Ethics applies to all employees and officers of Kellogg and its subsidiaries. Contractors, consultants and others working on our behalf must also follow the Code. We apply the Code, conduct investigations and take remedial action in a manner that we believe is respectful, consistent and fair. It requires diligence in determining whether suppliers conform to our standards, including no forced labor. Through training and general awareness communications, we inform our procurement and supply chain employees of the issues surrounding slavery and human trafficking, and to report any actual or suspected violations that come to their attention.

Commitment to Human Rights.    As a responsible business, Kellogg takes great care in the sourcing and procurement of our ingredients and materials throughout our supply chain. We are committed to an ethical supply chain free of forced labor, including slavery and human trafficking. We believe it is our duty to raise awareness and educate our internal and external stakeholders on this important issue and to take appropriate steps to verify that slavery and human trafficking do not exist within our operations or within our global supply chain.

Supplier Code of Conduct.    Our Global Supplier Code of Conduct (the “Supplier Code”) (also available on our website) was recently refreshed and outlines compliance expectations in the areas of business integrity, quality, health and safety, labor standards, sustainability and land use, as well as management practices to ensure the code is upheld in their supply chain to Kellogg. We expect our suppliers will comply with the standards of our code, and that their suppliers and subcontractors do the same. We are reimplementing the refreshed Supplier Code with our global direct suppliers. We have embedded the Supplier Code into contracts with our key suppliers, focusing on those that are most critical to our business.

In 2012, we continued our engagement with AIM-PROGRESS, a forum for global consumer goods companies that are committed to responsible sourcing, to develop standard supplier code of conduct provisions. Since many of the forum’s member companies use the same suppliers, using common responsible sourcing provisions should reduce the administrative and operational burden on suppliers to comply.

In 2013, we began working with SEDEX, an industry forum to share social compliance audit results. Beginning this year, we will be working with SEDEX across our global direct supplier base to assess risk, evaluate gaps, and understand where we should prioritize direct engagement with high risk suppliers.

In 2013, we also began to engage with Oxfam on their ‘Behind the Brands’ scorecard. Kellogg is one of ten global food and beverage companies they highlight in their report, which focuses on seven categories of human rights and environmental risk in global agricultural supply chains, including land use, women, workers, climate, water and transparency.

As we push for continued improvement, we are also continuing our internal risk assessments to pinpoint those commodities and countries that are at highest risk for violations of human rights or environmental impacts. We continue to align our work around supplier auditing.

Compliance with Laws.    We respect the laws of the locations in which we operate. And, we continue to maintain high labor standards at our facilities around the world and to uphold and protect the basic human rights of our workers. We do not tolerate child labor or forced labor, and we have not identified any Kellogg-owned operations at which there is a risk for these types of problems.

Employment Practices.    We regularly audit our manufacturing and distribution facilities to validate compliance with government regulations and Kellogg policies relating to employment practices. We also occasionally contract for external audits (in areas such as the administration of benefits and payroll) to confirm our compliance.

Disclosure.    We also disclose our progress towards achieving these goals in our annual Corporate Responsibility Report, available on our website www.kelloggcompany.com.

Board Recommendation.    In light of Kellogg’s commitment to human rights and ongoing reporting in this regard, we believe the additional reporting requested by the proposal is unnecessary. We further believe that the proposal represents the potential for a diversion of resources with no corresponding benefit to Kellogg, our customers or our shareowners.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

PROPOSAL 6 — SHAREOWNER PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE

We expect the following proposal (Proposal 6 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied upon request.

Resolution Proposed by Shareowner:

Proposal 6 — Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowner’s Supporting Statement:

Shareowners will pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk of the Harvard Law School. Supermajority requirements are most often used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill md Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority.

This proposal should also be more favorably evaluated due to our company’s shortcomings in its corporate governance as reported in 2013:

GMI Ratings, an independent investment research firm, gave Kellogg an F for social issues and a D for its board. Our nomination committee had 5 directors and each had 13 to 27 years long- tenure which is a big negative for their independence. Gordon Gund, our Lead Director, had 27 years long-tenure. Ann Korologos, with 24 years long-tenure, was overboarded with 5 distracting boards and was negatively flagged by GMI due to her involvement with the AMR Corporation bankruptcy.

GMI said there was not one non-executive director who had general expertise in risk management. There were forensic accounting ratios related to asset-liability valuation that had extreme values either relative to industry peers or to our company’s own history. Kellogg had higher accounting and governance risk than 82% of companies. Kellogg had a higher shareholder class action litigation risk than 86% of all rated companies.

Kellogg had been the target of allegations by a responsible party or media reports, or had been subject to fine, settlement or conviction related to the violation of indigenous people’s rights, related to sweat shop violations (direct or supply chain) and related to child labor violations (direct or supply chain). Our company had no links to environmental or social performance in its executive incentive pay policies.

We did not have an independent board chairman and no independent Lead Director. We could not vote for each director annually, could not use written consent or cumulative voting and had no right to call a special meeting.

Returning to the core topic of this proposal from the context of our clearly improvable corporate climate, please vote to protect shareholder value:

Simple Majority Vote — Proposal 6

Our Response — Statement in Opposition to Proposal:

The Board has carefully considered the above proposal, and believes that it is not in the best interest of the Shareowners. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:

Voting Requirements.    The Board believes that the supermajority voting standards under Kellogg’s Amended Restated Certificate of Incorporation and Bylaws (collectively, governance documents) are appropriate and necessary. Under Kellogg’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for Shareowner approval. Our governance documents require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote for a few, but important, matters of corporate structure and governance, which are as follows: (i) an alteration, amendment or repeal, or any new provision, inconsistent with certain provisions of the existing governance documents; (ii) Kellogg’s merger or consolidation with or into another entity; (iii) the sale, lease, exchange or other disposition of all or substantially all of Kellogg’s assets; (iv) the liquidation or dissolution of Kellogg; or (v) the removal of directors for cause outside the Shareowner annual meeting process. The Board believes that in these limited circumstances the higher voting requirements are more representative of all Shareowners for a variety of reasons, the most relevant of which are described below.

Broad Consensus of All Shareowners.    Delaware law permits supermajority voting requirements and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all Shareowners. Because these provisions give holders of less than a majority of the outstanding shares the ability to defeat a proposed extraordinary transaction or fundamental change, they generally have the effect of giving minority shareowners a greater voice in corporate structure and governance. The Board strongly believes that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of Kellogg’s Shareowners rather than a simple majority. Our governing documents were intentionally created to include a supermajority vote standard that would apply to the areas described above because of their importance to Kellogg. The Board also believes that the supermajority vote requirements protect Shareowners, particularly minority shareowners, against the potentially self-interested actions of short-term investors. Without these provisions, it would be possible for a group of short-term Shareowners to approve an extraordinary transaction that is not in the best interest of Kellogg and opposed by nearly half of Kellogg’s Shareowners.

Fiduciary Duty.    The Board is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of Kellogg and its Shareowners. Shareowners, on the other hand, do not have the same fiduciary duty as the Directors. As a result, a group of short-term Shareowners may act in their own self-interests to the detriment of other Shareowners. Accordingly, the supermajority voting standards are necessary to safeguard the long-term interests of Kellogg and its Shareowners.

Protection Against Certain Takeovers.    The supermajority voting provisions further protect Kellogg’s Shareowners by encouraging persons or firms making unsolicited takeover bids to negotiate directly with the Board. As noted above, the Board has a fiduciary duty under the law to act in a manner that it believes to be in the best interests of Kellogg and its Shareowners. In addition, more than 75% of Kellogg’s Board members are ‘independent’ under the standards adopted by the New York Stock Exchange. Supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all Shareowners. Kellogg believes that its independent Board is in the best position to evaluate proposed offers, to consider alternatives, and to protect Shareowners against abusive tactics during a takeover process, and as appropriate, to negotiate the best possible return for all Shareowners. Elimination of these supermajority provisions would make it more difficult for Kellogg’s independent, Shareowner-elected Board to preserve and maximize value for all Shareowners in the event of an unsolicited takeover bid.

Corporate Governance Practices.    Kellogg’s Nominating and Governance Committee regularly considers and evaluates corporate governance developments and recommends appropriate changes to the Board. As discussed in this Proxy Statement, the Board operates under corporate governance principles and practices that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners, and promote high ethical conduct among our Directors and employees. Additionally, Kellogg’s governance policies and practices fully comply with all corporate governance standards of the NYSE and SEC. The Board believes that implementation of this proposal would adversely impact Kellogg’s carefully considered corporate governance practices and, therefore, is not needed or advisable, or in the best interests of Kellogg and its Shareowners.

Effect of Proposal.    It is important to note that Shareowner approval of this proposal would not in itself remove the supermajority vote standards. Under the governance documents, to change the supermajority standards, the Board must first authorize amendments to Kellogg’s governance documents. Shareowners would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the outstanding shares of Kellogg entitled to vote generally.

Board Recommendation.    After careful consideration of this proposal, the Board has determined that retention of the supermajority voting requirements remains in the long-term best interests of Kellogg and its Shareowners. The Board believes that the substantial benefits of a supermajority voting requirement do not come at the expense of prudent corporate governance. To the contrary, the voting requirement is designed to protect the interests of all Shareowners.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

MISCELLANEOUS

Shareowner Proposals for the 2015 Annual Meeting.    Shareowner proposals submitted for inclusion in our proxy statement for the 2015 Annual Meeting of Shareowners must be received by us no later than November 11, 2014. Other Shareowner proposals to be submitted from the floor must be received by us not earlier than November 11, 2014 and not later than December 11, 2014, and must meet certain other requirements specified in our bylaws.

Annual Report on Form 10-K; No Incorporation by Reference.    Upon written request, we will provide any Shareowner, without charge, a copy of our Annual Report on Form 10-K for 2013 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 962-1413), the Investor Relations Department, Kellogg Company, P.O. Box 3599, Battle Creek, MI 49016-3599 (phone: (269) 961-2800), or investor.relations@kellogg.com. You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg website.

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC.

By Order of the Board of Directors,

Gary Pilnick

Senior Vice President, General Counsel, Corporate Development and Secretary

March 11, 2014

APPENDIX A

PROPOSED AMENDMENT TO THE KELLOGG COMPANY AMENDED RESTATED CERTIFICATE OF INCORPORATION

Subject to approval by the requisite vote of shareowners of Kellogg, Article TENTH of the Amended Restated Certificate of Incorporation would be amended to read in its entirety as follows, with additions indicated by underlining and deletions indicated by strike-outs:

TENTH

The number of Directors of this Corporation shall be not less than seven (7) nor more than fifteen (15). The exact number of Directors within such limitations shall be fixed from time-to-time by a resolution adopted by not less than two-thirds of the Full Board (as defined in Article NINTH). The Directors shall, until the Annual Meeting of Stockholders to be held in 2017 (the “2017 Annual Meeting”), be divided into three classes, as nearly equal in number as possible. The term of office for the class of directors elected at the Annual Meeting of Stockholders held in 2012 shall expire at the Annual Meeting of Stockholders to be held in 2015 (the “2015 Annual Meeting”), the term of office for the class of directors elected at the Annual Meeting of Stockholders held in 2013 shall expire at the annual meeting of the shareowners to be held in 2016, and the term of office for the class of directors elected at the Annual Meeting of Stockholders held in 2014 shall expire at the 2017 Annual Meeting, with the members of each class to hold office until their successors are elected and qualified. Commencing at the 2015 Annual Meeting, directors succeeding those whose terms are then expired shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the year following the year of their election and until their successors are elected and qualified. Commencing with the 2017 Annual Meeting, the classification of the directors shall terminate and all directors shall be of one class and shall serve until the next Annual Meeting of Stockholders or until their earlier death, resignation, removal or disqualification. ~~, with a term of office of three years, one class to expire each year. At each Annual Meeting of Stockholders, the class of Directors whose terms of office shall expire at such time shall be elected to hold office for terms expiring at the third succeeding Annual Meeting of Stockholders following their election. Each Director shall hold office until his successor shall be elected and shall qualify.~~

Subject to the rights of the holders of any particular class or series of equity securities of this Corporation, (i) newly created directorships resulting from any increase in the total number of authorized Directors may be filled by the affirmative vote of not less than two-thirds of the Directors then in office, although less than a quorum, or by a sole remaining Director, at any regular or special meeting of the Board of Directors, or by the stockholders, in accordance with the Bylaws, and (ii) any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the affirmative vote of not less than two-thirds of the Directors then in office, although less than a quorum, or by a sole remaining Director, at any regular or special meeting of the Board of Directors. Any Director so chosen shall hold office until his or her successor is elected and qualified and, if the Board of Directors at such time is classified, for a term expiring at the Annual Meeting of Stockholders at which the term of office of the class of Directors to which he or she has been elected expires. No decrease in the total number of authorized Directors constituting the Board of Directors shall shorten the term of office of any incumbent Director.

A-1

Subject to the rights of the holders of any particular class or series of equity securities of this Corporation, any Director elected prior to the 2017 Annual Meeting and any director appointed to fill a vacancy of any director elected prior to the 2017 Annual meeting may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds of the voting power of all shares of Voting Stock, voting together as a single class, at any regular or special meeting of the stockholders, subject to any requirement for a larger vote contained in any applicable law, this Corporation’s Restated Certificate of Incorporation, as amended, or the Bylaws. Any other director may be removed from office with or without cause, by the affirmative vote of the holders of not less than two-thirds of the voting power of all shares of Voting Stock, voting together as a single class, at any regular or special meeting of the stockholders, subject to any requirement for a larger vote contained in any applicable law, this Corporation’s Restated Certificate of Incorporation, as amended, or the Bylaws.

A-2

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

POST OFFICE BOX 3599 ONE KELLOGG SQUARE BATTLE CREEK, MI 49016-3599

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Kellogg Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kellogg Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54793-P35254-Z59791	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KELLOGG COMPANY					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
The Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.								number(s) of the nominee(s) on the line below.
Vote on Directors					☐	☐	☐
1.	Election of Directors (term expires 2017)
Nominees:
	1)	John Bryant	3)	La June Montgomery Tabron
	2)	Stephanie A. Burns	4)	Rogelio Rebolledo

The Board of Directors recommends a vote FOR Proposals 2 through 4.										For	Against	Abstain
2.	Advisory resolution to approve executive compensation.									☐	☐	☐
3.	Management proposal to declassify the board of directors.									☐	☐	☐
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as Kellogg’s independent registered public accounting firm for fiscal year 2014.									☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 5 and 6.
5.	Shareowner proposal, if properly presented at the meeting, requesting a human rights report.									☐	☐	☐
6.	Shareowner proposal, if properly presented at the meeting, to adopt simple majority vote.									☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name and title as such.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

KELLOGG COMPANY

ADMISSION TICKET

(not transferable)

You are cordially invited to attend the 2014 Annual Meeting of Shareowners of Kellogg Company to be held on Friday, April 25, 2014 at 1:00 p.m. (Eastern Time) at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareowner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 25, 2014: The Notice of the Annual Meeting, the Proxy Statement, and the annual report, including Form 10-K, are available at http://investor.kelloggs.com.

M54794-P35254-Z59791

KELLOGG COMPANY

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 25, 2014

The undersigned appoints James M. Jenness and Gordon Gund, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the 2014 Annual Meeting of Shareowners of Kellogg Company to be held on April 25, 2014 and at any postponement or adjournment of the meeting, and to vote on behalf of the undersigned as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of the 2014 Annual Meeting of Shareowners and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director in proposal 1, “FOR” proposals 2 through 4 and “AGAINST” proposals 5 and 6, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side.